Exhibit 10.5

Private and Confidential

MASTER TIME CHARTER PARTY

Between

GAS-one Ltd, GAS-two Ltd, GAS-three Ltd,
GAS-four Ltd, GAS-five Ltd and GAS-six Ltd

And

Methane Services Limited

9 May 2011

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

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TABLE OF CONTENTS

1.	Description and Condition of Vessel	5
2.	Shipboard Personnel and their Duties	8
3.	Duty to Maintain	10
4.	Trading Limits and Safe Places	11
5.	Bunkers and LNG Heel at Delivery and Redelivery	12
6.	Grade of Bunkers	13
7.	Period, Delivery, Redelivery, Laydays and Cancelling	13
8.	Owners to Provide	14
9.	Charterers to Provide	14
10.	Rate of Hire	15
11.	Payment of Hire	15
12.	Space Available to Charterers	16
13.	Instructions and Logs	16
14.	Bills of Lading	17
15.	Conduct of Vessel’s Personnel	18
16.	LNG Retention/Supply for Operational Purposes	19
17.	Pilots and Tugs	20
18.	Super-Numeraries	20
19.	Sub-letting/Assignment/Novation	21
20.	Final Voyage	21
21.	Loss of Vessel	22
22.	Off-hire	22
23.	Ship to Ship Transfers and FPSO/FSRU Cargo Operations	25
24.	Periodical Dry-Docking & Cargo Containment System Inspection	26
25.	Ship Inspection	29
26.	Key Vessel Performance Criteria	29
27.	Salvage	31
28.	Lien	31
29.	Exceptions	31
30.	Injurious Cargoes	32
31.	Disbursements	32
32.	Laying-up	32
33.	Requisition	33
34.	Outbreak of War	33
35.	Additional War Expenses	33
36.	War Risks	33
37.	Piracy	34
38.	Both to Blame Collision Clause	36
39.	New Jason Clause	36
40.	Clause Paramount	37
41.	Insurance/ITOPF	37
42.	Export Restrictions	38
43.	Business Principles	38

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44.	Drugs and Alcohol	39
45.	Pollution and Emergency Response	39
46.	ISPS Code/USMTSA 2002	40
47.	Law and Litigation	41
48.	Confidentiality	41
49.	Construction	41
50.	Notices	41
51.	Invoices	43
52.	Ship Contact details	43
53.	Definitions	43
54.	Claim Validity Period	45
54.	Eligibility & Compliance	45
55.	Vapour Pressure	48
56.	Cargo Transfer Inspection and System Calibration	48
57.	Vessel Performance Data	49
58.	Third Party Vetting Information	49
59.	Taxes	49
60.	U.S. Compliance	49
61.	Compliance with The Bribery Act, 2010 (England and Wales) and the US Foreign Corrupt Practices Act (FCPA)	49
62.	Owners’ Defaults	52
63.	Charterers’ Defaults	54
64.	Quiet Enjoyment	55
65.	Construction	55
66.	*****	54
67.	Rights of Third Parties	55
68.	Consequential Losses	56
69.	Health, Safety, Security, Environment Reporting Requirements	56
APPENDIX A – List Of Primary Terminals		60
APPENDIX B – Monthly HSSE Report		63
APPENDIX C – Detailed Performance Criteria		64
APPENDIX D – Crew Experience Matrix		74
APPENDIX E – Ship Construction Requirements		76
APPENDIX F – BG Group Business Principles		78

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This Master Time Charter party is hereby agreed between each of the entities listed on Page 1 hereof (each hereinafter referred to as “Owners”), a company designated in the applicable confirmation memorandum (“Confirmation Memorandum”) and Methane Services Limited, a company incorporated under the laws of England and Wales and having its registered office at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, United Kingdom (hereinafter referred to as “Charterers”).

This Master Time Charter party shall be the basic document regulating the respective rights and obligations of the relevant Owners from the one part and the Charterers from the other part arising in respect of all services rendered by the relevant Owners to the Charterers subject to and pursuant to the terms and conditions contained herein, as is each time supplemented by the relevant Confirmation Memorandum, and which shall be specifically applicable to and shall control each provision of services agreed under this Master Time Charter party, as is each time supplemented by the applicable Confirmation Memorandum executed by the respective parties thereto (this Master Time Charter party, as supplemented by the applicable Confirmation Memorandum in respect of the designated Vessel, shall be referred to as “Agreement” and/or “Charter”), The Master Time Charter party shall apply solely to the relevant Owners, as they are more specifically designated under each Confirmation Memorandum and for the services to be rendered by those Owners and the respective Vessel owned by them, with effect on and from the execution of each such Confirmation Memorandum.

This Agreement shall set forth the terms and conditions for the charter of the good Liquefied Natural Gas Vessel, as described in Clause 1, and specifically designated and nominated in the Confirmation Memorandum.

The Confirmation Memorandum and all Appendices referenced in this Agreement are made a part of this Agreement. The Confirmation Memorandum and any Appendix hereto are an integral part of this Agreement and are deemed incorporated by reference herein. The Confirmation Memorandum and any Appendix annexed hereto are expressly made a part of this Agreement as though fully set forth herein. This Agreement (including any of the Confirmation Memorandum and any Appendix hereto or thereto) constitutes the entire agreement among the parties hereto, In the event of conflict, each and every Confirmation Memorandum shall override the provisions of the text of this Agreement as applicable to the relevant Owners and the Vessel owned by them.

The obligations of the Owners under this Agreement and the applicable Confirmation Memorandum are several. The failure of any Owners to perform such obligations shall not impose any further obligations or liabilities to any other Owners under this Agreement nor shall any Owners be responsible for the obligations of any other Owners under this Agreement nor shall allow any rights (including rights of set-off) to arise in favour of the Charterers under this Agreement in respect of such other Owners.

Notwithstanding any other term of this Agreement, the interests of the Owners are several and the extent of the obligations and the liabilities assumed hereunder by any such Owners towards the Charterers is a separate and independent responsibility, obligation and liability.

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Any Owners shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Owners to be joined as an additional party in any proceedings for this purpose.

Termination of the employment of the Vessel for any reason whatsoever hereunder shall not in any way affect prejudice nor imperil the employment of any other Vessel under this Charter.

1.	Description and Condition of Vessel

At the date of delivery of the Vessel under this charter and throughout the charter period:

(a)	she shall be classed by a classification society (“Classification Society”), which is a member of the International Association of Classification Societies;

(b)	if she is fifteen years old or over she shall obtain and maintain a LNG Condition Assessment Programme (“CAP”) of not less than two (2);

(c)	she shall be in every way fit to load, carry, discharge and measure Liquefied Natural Gas (“LNG”);

(d)

she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(e)	her tanks, valves and pipelines shall be liquid and gas tight; she shall have a working inert gas system and nitrogen generator with officers and crew experienced in the operation of both;

(f)	she shall be in every way fitted for burning fuels, in accordance with the grades specified in Clause 6 hereof:

(i)

at sea, fuel oil in any proportion with LNG Boil-Off or 100% LNG Boil-Off for main propulsion (allowing the use of diesel oil for pilot). When transiting and manoeuvring in restricted waters only dual fuel mode is permitted; Owners and Charterers will discuss in good faith future operational process changes to allow 100% boil-off during transiting and manoeuvring (provided it can be demonstrated to be safe and reliable for the proposed operating modes); and heavy fuel oil, marine diesel oil and marine gas oil for auxiliaries;

(ii) in port, fuel oil in boilers; and fuel oil in any proportion with LNG Boil-Off or 100% LNG Boil-Off (however always using a minimal amount of diesel oil for pilot purposes) for power generation;

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(iii)

in all cases able to comply with all national and international emissions compliance regulations applicable to Charterers’ required trading routes in force at the keel laying date for a minimum of six (6) days at NCR without burning LNG; although Charterers shall allow Owners to take advantage of all relevant national and international waivers that exist related to the year of construction for future changes in regulations.

(iv) in all eases able to maintain continuous safe operation of the vessel and all auxiliary equipment during switchover between different types of fuel in any consumer.

(g)	she shall have all her instrumentation calibrated and certified in accordance with the requirements of the Vessel’s Classification Society;

(h)

she shall have her cargo measuring equipment calibrated by a recognised calibration company as referenced in Clause 57 hereof and certified in accordance with the requirements of the Vessel’s Classification Society;

(i)	she shall have her inter-barrier and insulation spaces prepared and performing as per international regulations, and her containment system design conditions

(j)	she shall comply with the regulations in force so as to enable her, if her size permits, to pass through the Suez Canal by day and night without delay;

(k)

she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay. For the avoidance of doubt this will include, but will not be limited to, the Vessel’s Certificate of Financial Responsibility;

(l)

she shall comply with the description in the LNG Gas Form C appended to the Confirmation Memorandum, provided however that if there is any conflict between the provisions of this Form C and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(m)	her ownership structure, flag, registry, Classification Society and management company shall not be changed without prior approval of Charterers, which shall not be unreasonably withheld.

(n)	Owners shall complete the daily VRS Lite ShipNet template (Charterers’ Voyage Management System) on board the Vessel.

(o)

Owners shall arrange at their expense for a Ship Inspection Report (SIRE) inspection to be carried out at intervals of six (6) months plus or minus thirty (30) days. Upon delivery, Owners shall be responsible for obtaining a non-operational SIRE inspection prior to or at the first loading under this charter. If a non-operational SIRE inspection is completed prior to the first loading then Owners are responsible for ensuring that a full

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operational SIRE inspection is carried out within three (3) months of the vessel delivery date or at first vessel discharge port, whichever is later.

(p)	Owners shall operate:

(i)

a Safety Management System (“SMS”) that shall comply as a minimum with the following regulations and/or industry standards, plus any additions, modifications or subsequent versions thereof: International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention, International Ship and Port Security Code (“ISPS”), International Convention for the Prevention of Pollution From Ships, 1973 as modified by the Protocol of 1978 (“MARPOL”), International Convention for Safety of Life at Sea, 1974 (“SOLAS”), International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 (“STCW”), best practice recommendations from the Tanker Management Self Assessment (“TMSA”), the International Safety Guide for Oil Tankers and Terminals (“ISGOTT”), Society of International Gas Tanker and Terminal Operators (“SIGTTO”) and the Code Of Safe Working Practices (“COSWOP”);

(ii)

a documented safe working procedures system within the SMS to address the Health Safety Security and Environment (“HSSE”) risks specific to the scope of work set out in this charter party and the management of controls to eliminate, reduce or mitigate these risks as low as reasonably practicable. Owners’ operations shall be certified, as a minimum to ISO:9001:2008;

(iii)

a documented environmental management system to protect environmental resources by applying best available techniques in to minimise or, where possible, eliminate any direct or indirect impact from operations; Owners shall meet the requirements of ISO 14001;2004 or demonstrate that plans are in place to obtain this certification within the next twelve (12) months from the charter start date,

(iv)

Owners and Charterers shall undertake to create and operate a Ship Energy Efficiency Management Plan (SEEMP) that is in line with the operating protocol for all Charterers owned fleet which is managed by Ceres LNG Services Ltd., of Bermuda, in accordance with IMO MEPC.1/Circ.683, to establish a mechanism for the company and / or the vessel to continuously improve the efficiency of ship operations. A key component of the SEEMP, the Energy Efficiency Operational Indicator (EEOI), shall be calculated in accordance with IMO MEPC.1/Circ.684. This plan and EEOI performance index shall be shared with the Charterers to facilitate a dialogue to collaborate on continuously improving the efficiency of ship operations and reduction of harmful emissions throughout the charter period;

(v) a documented accident/incident reporting system compliant with flag state requirements.

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(q)

Owners shall ensure that all crew are provided an orientation training programme for the Vessel with training relevant under the SMS. Owners shall ensure that all subcontractors visiting the Vessel shall receive a briefing or information on the parts of the SMS relevant to their visit and comply with the Owners’ HSSE policies and procedures during the visit.

(r)

Owners and Charterers shall discuss in good faith how the Vessel’s ballast water treatment system is fitted and operated in accordance with the International Convention for the Control and Management of Ships’ Ballast Water and Sediments and any additional national or local requirements that may be more stringent than the IMO requirements. The operation of this system shall not be the limiting factor for vessel loading or discharging times or any other vessel operation. Owners shall be allowed to take advantage of any IMO waivers that may be applicable in the fitting of such system.

(s)

At Charterers sole election and cost, the Vessel shall have a continuous emissions monitoring system on all exhaust gas emissions from non-emergency equipment to measure NOx, SOx and CO2 emissions, which shall be operated and maintained to the IMO NOx Technical Code, EU and the USA EPA guidelines for exhaust stack emissions monitoring, and shall have a tamper-proof design as per MARPOL requirements.

(t)

Owners shall take all necessary precautions and measures specific for piracy deterrence in piracy prone areas of the world. This shall include using reference material and industry guidelines such as OCIMF Best management Practices (BMP).

2.	Shipboard Personnel and their Duties

(a)	At the date of delivery of the Vessel under this Charter and throughout the charter period:

(i)

she shall have a full and efficient complement of master, officers and crew for a Vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the Vessel and her equipment competently and safely;

(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)

all shipboard personnel shall be trained in accordance with Appendix D and the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping (STCW) for Seafarers, 1995 or any additions, modifications or subsequent versions thereof. Shipboard personnel shall be trained to the SIGTTO “LNG Shipping Suggested Competency Standards 2005” or subsequent versions thereof and, preferably, certified to the SIGTTO “LNG Shipping Suggested Competency Standards 2005” or subsequent versions thereof.

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(iv)

there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the Vessel and those loading the Vessel or accepting discharge therefrom to be carried out quickly and efficiently;

	(v)	the terms of employment of the Vessel’s staff and crew shall always remain acceptable to the International Transport Worker’s Federation and the Vessel shall at all times carry a Blue Card;

(vi)

Vessel shall always operate with safe manning levels as designated in Appendix D. The Vessel shall maintain a STCW record of deviation hours for all officers aboard the Vessel and provide this record to the Charterers upon request. If Charterers express concern with the STCW deviation hours, Charterers and Owners shall discuss and agree to a mitigation plan that shall ensure the Vessel can comply with the requisite STCW rest hours.

(vii)

Charterers shall have the right to review the qualifications of the Master, Chief Officer, Chief Engineer, Second Engineer, Electrical Engineer, Electronics Officer, and the Gas Engineer. Charterers shall also have the right to interview these officers, at Charterers’ cost.

	(viii)	Crew Experience levels shall fall within the requirements shown in Appendix D.

(ix)

Owners and Charterers shall discuss in good faith how to develop and employ a “Ship Operating Performance Profile” for the Vessel. Such Ship Operating Performance Profile shall be in accordance with, or similar to, the Ship Operating Performance Profile that Ceres LNG employs on BG owned vessels that they manage.

(b)	Owners guarantee that throughout the charter service the master shall with the Vessel’s officers and crew, unless otherwise ordered by Charterers:

	(i)	prosecute all voyages with the utmost despatch;

	(ii)	render all customary assistance; and

(iii)

load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state and within the safe capabilities of the Vessel,

(c)

Owners shall at all times have responsibility for the proper stowage of the cargo and shall keep a strict account of all cargo loaded, Boil-Off, commencement and termination of forced cargo vaporisation and cargo discharged.

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3.	Duty to Maintain

(a)

Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 29 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the Vessel.

(b)

If at any time whilst the Vessel is on hire under this Charter the Vessel fails to comply with the requirements of Clauses 1, 2(a) or 12 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the Vessel to perform any services under this Charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost; such time shall be excluded from any calculation under Clause 26 and Appendix C.

(c)

If Owners are in breach of their obligations under Clause 3(a), Charterers may so notify Owners in writing and if, after the expiry of ***** following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the Vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)

Owners shall advise Charterers immediately, in writing, should the Vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal and/or major charterer of similar tonnage. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects, which have caused the failure of such inspection.

(e)	If, in Charterers reasonably held view:

	(i)	failure of an inspection, or,

	(ii)	any finding of an inspection,

referred to in Clause 3 (d), prevents normal commercial operations then Charterers shall have the option to place the Vessel off-hire from the date and time that the Vessel fails such inspection, or becomes commercially inoperable, and the Vessel shall remain off hire until the earlier of the date and time that the Vessel passes a re-inspection by the same organisation, or until the date and time that Owners and Charterers mutually agree that the Vessel is in a condition to pass such re-inspection or until the date and time that the Vessel becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire.

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(f)

Furthermore, at any time while the Vessel is off-hire for a continued period of ***** under this Clause 3 (with the exception of Clause 3 (e)(ii)), Charterers have the option to terminate this Charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (f) is without prejudice to any rights of Charterers or obligations of Owners under this Charter or otherwise (including without limitation Charterers’ rights under Clause 22 and 62 hereof).

4.	Trading Limits and Safe Places

(a)

The Vessel shall be used for the purpose of carrying all lawful merchandise (subject always to Clause 30) including in particular, LNG, in any part of the world as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof. Notwithstanding the foregoing, but subject to Clause 36, Charterers may order the Vessel beyond such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the Vessel’s underwriters as a consequence of such order.

(b)

Charterers shall use due diligence to ensure that the Vessel is only employed between and at safe places (which expression when used in this Charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, bunker barges and other locations including locations at sea, subject to rights and obligations under Clause 23) where she can safely lie always afloat. Notwithstanding anything contained in this or any other Clause of this Charter, Charterers do not warrant the safety of any place to which they order the Vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the Vessel shall be loaded and discharged at any places as Charterers may direct.

(c)

Owners warrant that the Vessel is compatible with the LNG Terminals listed in Appendix A for berthing, unberthing, loading and discharging LNG cargo without modification to the Vessel. In the event that such modification to the Vessel becomes necessary as a result of changes in international regulations, national law or standards and/or are required by the Vessel’s Classification Society or flag state, the cost of such modification shall be for Owners’ account, and the Vessel shall be off-hire for the time required to effect such modifications unless this can be achieved without affecting the performance of the Vessel under this Charter.

(d)

If Charterers request, Owners shall agree to perform compatibility studies of terminals not listed as Primary Terminals in Appendix A hereof. Costs of routine communications and documentation support, such as submission of Gas Form C, Optimoor® studies and other data requests shall be for Charterers’ account. Required travel by Owners’ representative to the terminal as specifically requested and approved by Charterers shall be for Charterers’ account. If following such compatibility studies, Owners deem a terminal compatible; such terminal shall be added to the Primary Terminals list in Appendix A.

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(e)

If Charterers direct the Vessel to any LNG loading or receiving facilities other than the LNG Terminals listed in Appendix A, Charterers shall give notice to Owners sufficiently in advance thereof so as to enable Owners to comply with environmental, fire prevention, health, safety and other similar regulations, including but not limited to compatibility studies of those terminals, applicable at such other place including any alteration in ship design. The reasonable cost and the necessary time taken to comply with such regulations, necessary, solely, to allow the Vessel to load or discharge at such other place, shall be for Charterers account. Charterers shall reimburse such costs to Owners against presentation to Charterers of appropriate invoices and supporting vouchers, except insofar as Owners are otherwise obliged to bear such costs in accordance with this Charter. For purposes of this sub Clause 4(d), should an alteration in ship design be required, Charterers and Owners shall discuss in good faith the requirement and its impact on the Vessel, with the aim of ensuring that Owners are not penalized by lower performance, reduced residual value, or similar.

(f)

In the event that at any time during the term of this Charter, Charterers request and Owners agree that upgrading works shall be carried out to the Vessel which constitute an alteration on the Vessel from that prevailing at the time of Delivery, the cost of such upgrading shall be agreed between Owners and Charterers. For the avoidance of doubt, if a “Change of Law” requires the Vessel to be modified in order for the Vessel to continue to operate in accordance with Clause 4 and this Charter, the cost of such modification shall be for Owners’ account. For the purpose of this sub Clause (f), “Change of Law” shall be defined as any law, statute, act, ordinance, rule, regulation, requirement or order of any international or national government or regulatory agency that comes into effect after the date of execution of this Charter.

(g)	Notwithstanding the above, the Vessel shall not be required to force ice or to follow icebreakers.

5.	Bunkers and LNG Heel at Delivery and Redelivery

(a)

Upon delivery, Charterers shall purchase all LNG (up to a maximum of 8,000 cbm unless otherwise mutually agreed), FIFO, gas oil and diesel on board at the documented cost of each. Original supplier invoices must be provided by Owners to Charterers.

(b)

Upon redelivery, Owners shall purchase all LNG (up to a maximum of 8,000 cbm unless otherwise mutually agreed), HFO, gas oil and diesel on board at the documented cost of each. Original supplier invoices must be provided by Charterers to Owners.

(c)	Owners shall make reasonable endeavours, but not be obligated, to deliver the Vessel with cargo tanks inerted or under natural gas vapours.

(d)	The Vessel shall be redelivered to Owners with its cargo tanks under natural gas vapours.

(e)	Throughout the Charter (and upon delivery and redelivery) the Vessel shall operate with at least a quantity of bunkers or Fuel Oil Equivalent, as defined in Clause 53, and a

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quantity of diesel oil and nitrogen (if nitrogen is applicable) on board sufficient to prosecute safely each voyage or reach the nearest safe bunker port. The above amount shall be in addition to a safety reserve of fuel oil, which would enable the Vessel to steam at the Service speed defined in this Charter for a total of five days.

(f)

Notwithstanding anything contained in this Charter all bunkers and LNG Heel on board the Vessel shall, throughout the duration of this Charter, remain the property of Charterers or their nominee and can only be purchased on the terms specified in the Charter at the end of the charter period or, if earlier, at the termination of the Charter.

6.	Grade of Bunkers

(a)

Charterers shall supply fuel oil whose properties comply at a minimum with those set out in ISO Standard 8217:2010 for RMH380 and diesel oil as per ISO 8217:2010 DMB (with any subsequent amendments thereto) and marine gas oil as per ISO 8217:2010 DMX (with any subsequent amendments thereto). If Owners require the Vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

(b)

Should Charterers trade the Vessel into a Emissions Control Area (“ECA”) as defined in Annex VI of MARPOL, then the Charterers shall either supply low sulphur fuel oil of a quality which the Vessel can use and which will satisfy the ECA requirements or allow forced vaporisation of cargo for fuel, sufficient for the Vessel’s need while in the restricted area, and the Owners shall provide segregated storage for the low sulphur fuel oil. If Owners are unable to provide segregated bunker tanks, then Owners shall reimburse Charterers for the additional cost of purchasing low sulphur fuel oil which is consumed outside of a ECA zone. This sub Clause 6(b) is not applicable to GasLog Singapore and GasLog Savannah; Charterers and Owners shall discuss in good faith how these two vessels can comply with this sub Clause 6(b).

(c)

Owners and Charterers can request the other party to provide bunker survey data to verify the quality of the bunkers on board, This request can be made at any time during the charter period or the Claim Validity Period.

7.	Period, Delivery, Redelivery, Laydays and Cancelling

(a)

Owners agree to let and Charterers agree to hire the Vessel commencing from the time and date of delivery to Charterers as provided in Clause 7(b) until time and date of redelivery to Owners as provided in Clause 7(c).

(b)	The Vessel shall be tendered for delivery in accordance with the stipulations of Article 3 of the Confirmation Memorandum.

(c)	The Vessel shall be redelivered in accordance with the stipulations of Article 4 of the Confirmation Memorandum.

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(d)	Charterers shall have the option to extend the Charter as stipulated in Article 5 of the Confirmation Memorandum.

(e)

Any time during which the Vessel is off-hire under this Charter may be added to the charter period in Charterers’ option up to the total amount of time spent off-hire. In such cases the rate of hire will be that prevailing at the time the Vessel would, but for the provisions of this Clause, have been redelivered. Charterers shall exercise this option no later than ***** before the date on which the Charter would otherwise terminate. Any periods of off-hire occurring after the time and date on which Charterers have declared their option may be added to the charter period as long as Charterers have declared that they will be so added within ***** of the end of the relevant period of off-hire.

8.	Owners to Provide

Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4, 9(c) and 35 hereof, for all insurance on the Vessel, for all deck, cabin and engine-room stores, lubricating oil, and for water; for all dry-docking, overhaul, maintenance and repairs to the Vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 8 extend to all liabilities for taxes, customs or import duties arising at any time during the performance of this Charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the Vessel is on-hire.

9.	Charterers to Provide

(a)

Charterers shall provide and pay for all fuel (which includes fuel consumed for the production of nitrogen and all Boil-Off gas, which in accordance with Charterers instructions is to be used as fuel) which must be supplied from a bunker supplier who applies the standards required by a first class operator, towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 8 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the Vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

(b)	In respect of blinkers consumed for Owners’ purposes these will be charged on each occasion by Charterers at the Fuel Price.

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(c)

If the trading limits of this Charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the Vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers’ orders.

10.	Rate of Hire
Subject as herein provided, Charterers shall pay for the use and hire of the Vessel at a daily hire rate, and pro rata for any part of a day, which shall consist of ***** commencing at and from the time and date of her delivery (local time) to Charterers until the time and date of redelivery (local time) to Owners. The ***** are stipulated in Article 6 of the Confirmation Memorandum.

This daily hire rate applicable for all Charter extension periods is stipulated in Article 6 of the Confirmation Memorandum.

11.	Payment of Hire

Subject to Clause 3 (c) and 3 (e), payment of hire shall be made in immediately available funds to the account(s) stipulated in Article 7 of the Confirmation Memorandum in United States Dollars per calendar month in advance, less:

(a)	any hire paid which Charterers reasonably estimate to relate to off-hire periods, and;

(b)	any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and;

(c)	any amounts due or reasonably estimated to become due to Charterers under Clause 3 (b), 16 or 26 and Appendix C hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment:

(i)

Owners shall notify Charterers of such default and Charterers shall within ***** of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw and/or terminate the Vessel from the service of Charterers without prejudice to any other rights Owners may have under this Charter or otherwise. The period of ***** shall be extended by any period during which the Charterers are prevented from making payment by the Office of Foreign Asset Control in the United States of America; and

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(ii)

interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be ***** per annum above LIBOR (as in effect on the day when such sum was originally due), or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

12.	Space Available to Charterers

The whole reach, burthen and decks (but no more than she can reasonably stow and safely carry) on the Vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the Vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 1,000 tonnes at any time during the charter period.

13.	Instructions and Logs

Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents, which are not provided by the master.

A controlled copy of Charterers’ Instructions will be placed on board the Vessel. The instructions in this document shall be followed by the crew. If the Vessel or crew cannot comply with such Instructions, immediate notification is required in accordance with Clause 50. In the event of any conflict between the Instructions and this Charter, the Charter shall prevail.

Owners shall be responsible for any time, cost, delay or loss associated with Vessel deviating from Charterers’ voyage instructions, including loading any cargo quantity in excess or short of voyage orders provided such time, cost delay or loss is due to Owners’ fault and negligence. If a discrepancy arises at a loading terminal, the Master shall notify Charterers immediately and in any event before loading to clarify the situation. Owners shall be responsible for any consequences or additional expenses arising from Owners’ non-compliance with this Clause.

14.	Bills of Lading

(a)

The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the Vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to

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Clauses 36 (a) and 41) without prejudice to this Charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise:

(i)

from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this Charter, provided, however, that no further indemnity beyond that expressed in this Clause 14 or elsewhere in this Charter shall be implied against Charterers;

	(ii)	from any irregularities in papers supplied by Charterers or their agents.

(b)

If Charterers by telex, facsimile or other form of written communication that specifically refers to this Clause request Owners to discharge a quantity of cargo either without Bills of Lading and/or at a discharge place other than that named in a Bill of Lading and/or that is different from the Bill of Lading quantity, then Owners shall discharge such cargo in accordance with Charterers’ instructions in consideration of receiving the following indemnity, which shall be deemed to be given by Charterers on each and every such occasion and which is limited in value to ***** of the CIF value of the cargo carried on board:

(i)

Charterers shall indemnify Owners and Owners’ servants and agents in respect of any liability loss or damage of whatsoever nature (including legal costs as between attorney or solicitor and client and associated expenses) which Owners may sustain by reason of delivering such cargo in accordance with Charterers’ request.

(ii)

If any proceeding is commenced against Owners or any of Owners’ servants or agents in connection with the Vessel having delivered cargo in accordance with such request, Charterers shall provide Owners or any of Owners’ servants or agents from time to time on demand with sufficient funds to defend the said proceedings.

(iii)

If the Vessel or any other vessel or property belonging to Owners should be arrested or detained, or if the arrest or detention thereof should be threatened, by reason of discharge in accordance with Charterers’ instruction as aforesaid, Charterers shall provide on demand such bail or other security as may be required to prevent such arrest or detention or to secure the release of such Vessel or property and Charterers shall indemnify Owners in respect of any loss, damage or expenses caused by such arrest or detention whether or not same may be justified.

	(iv)	Charterers shall, if called upon to do so at any time while such cargo is in Charterers’ possession, custody or control, redeliver the same to Owners.

(v)

As soon as all original Bills of Lading for the above cargo which: a) name as discharge port the place where delivery actually occurred and, b) in the case of a negotiable bill of lading, entitle, either by consignment or endorsement, the party

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to whom the cargo was released to take delivery of said cargo, arrived and/or come into Charterers’ possession, Charterers shall produce and deliver the same to Owners whereupon Charterers liability hereunder shall cease.

Provided however, if Charterers have not received all such original Bills of Lading by 24.00 hours on the day ***** calendar months after the date of discharge, that this indemnity shall terminate at that time unless before that time Charterers have received from Owners’ written notice that aaa) Some person is making a claim, in connection with Owners delivering cargo pursuant to Charterers’ request or, bbb) Legal proceedings have been commenced against Owners and/or carriers and/or Charterers and/or any of their respective servants or agents and/or the Vessel for the same reason.

When Charterers have received such a notice, then this indemnity shall continue in force until such claim or legal proceedings are settled. Termination of this indemnity shall not prejudice any legal rights a party may have outside this indemnity.

(vi)

Owners shall promptly notify Charterers if any person (other than a person to whom Charterers ordered cargo to be delivered) claims to be entitled to such cargo and/or if the Vessel or any other property belonging to Owners is arrested by reason of any such discharge of cargo.

(vii)

This indemnity shall be governed and construed in accordance with English law and each and any dispute arising out of or in connection with this indemnity shall be subject to the jurisdiction of the High Court of Justice of England.

(c)

Owners warrant that the Master will comply with orders to carry and discharge against one or more duly endorsed Bills of Lading from a set of original negotiable Bills of Lading should Charterers so require. Once delivery has been completed against one bill of lading, the others are to stand void.

15.	Conduct of Vessel’s Personnel

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

16.	LNG Retention/Supply for Operational Purposes

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a)

Unless Charterers stipulate otherwise, Owners shall retain on board the Vessel following completion of discharge sufficient LNG Heel (which will be agreed with Charterers) to enable the Vessel to arrive at the next load port in a cold and ready to load condition and to remain in that condition for not less than twenty-four (24) hours.

b)	***** shall provide and pay for LNG required for cooling the Vessel’s cargo tanks and other handling systems to the temperatures necessary to commence loading only in the following circumstances:

(i)

in the event that the quantity of LNG Heel retained on board pursuant to Clause 16 (a) is not sufficient to enable the Vessel to arrive at the next loading port in a cold and ready to load condition unless such insufficiency is the result of a direct act or omission on the part of Owners or fault of the Vessel;

	(ii)	when LNG is required by reason of:

(aa) strikes, quarantine restrictions, seizure under legal process, restraint of labour, none of which arise in connection with the Vessel or crew; or

(bb) an act of God, act of war, lock outs, riots, piracy, civil commotions, restraint of princes, rulers or people;

(iii)

when LNG is required by reason of any Restricted Period as defined in Appendix C Article 2 (e) (i) to (viii), or by reason of Charterers changing the SAT, or by reason of Charterers ordering the Vessel to steam at any speed other than the Service Speed;

(iv)

upon return of the Vessel to the first load port after any lay-up ordered by Charterers pursuant to Clause 32, after any underwater cleaning ordered under Appendix C Article 11 (a), or after the Vessel has been withdrawn from service at the request or convenience of Charterers as a result of which the Vessel has been warmed up and/or gas freed;

	(v)	where the LNG is required and caused directly by Charterers’ breach of this Charter.

	(vi)	where the Vessel is presenting for the first time / maiden voyage

	(vii)	where the loading of the Vessel has been delayed by forces beyond Owners’ control.

	(viii)	following Periodical Dry-docking under Clause 24.

(c)	***** shall pay for LNG required for gassing up and cooling down the Vessel’s cargo tanks at the LNG Price,:

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(i)

following periods of off-hire and such off-hire has solely caused the need to cool down. If the off-hire event is partially responsible for the requirement to gas up and/or cool down, both parties shall mutually discuss the allocation of costs;

	(ii)	following requisition under Clause 33;

	(iii)	where the LNG is required and directly caused by Owners’ breach of this Charter.

Quantities required for gas up and cool down shall be in accordance to the cool down tables that shall be provided by Owners to Charterers upon request.

In all cases where Owners are required to pay for LNG required for cooling hereunder, the LNG shall nevertheless be supplied by Charterers who shall be entitled to deduct the cost from the next payment of hire due to Owners at the LNG Price.

17.	Pilots and Tugs

Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots or tugboats, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots or tugboat personnel are in fact the servants of Charterers their agents or any affiliated company); provided, however, that the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots or tugboats. The Master shall have the right to reject pilots, stevedores or similar contractors and tugs which in Master’s reasonable opinion are below industry standard.

18.	Super-Numeraries

Charterers may send up to two representatives in the Vessel’s available accommodation upon any voyage made under this Charter, Owners providing provisions and all requisites as supplied to officers, except alcohol.

Charterers shall pay at the rate of United States Dollars 15 (fifteen) per day for each representative while on board the Vessel.

Owners shall ensure that all supernumeraries are provided an orientation training programme to the Vessel with training relevant under the SMS.

19.	Sub-letting/Assignment/Novation

(a)	Charterers may sub-let the Vessel, but shall always remain responsible to Owners for due fulfilment of this Charter.

(b)	Additionally Owners and Charterers may assign or novate this Charter to any of their affiliates who have comparable credit worthiness and competence, with the benefit of

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parent company guarantees, subject to the consent of the other party, such consent not to be unreasonably withheld.

(c)	For the avoidance of doubt, neither party hereto shall transfer its rights or obligations by sale, assignment, novation or other disposition to a non-affiliate.

(d)

In the event that Owners are desirous of transferring its rights, obligations, title and/or interest in the Vessel to an entity as part of a lease structure or to a bank or financial institution in respect of Owners’ financing and mortgaging of the Vessel, Owners shall seek Charterers’ consent. Such consent shall not be unreasonably withheld. In any case, Charterers shall respond to Owners request in ten (10) business days. Should response not be provided within the ten (10) business days period, Charterers shall be deemed to have given their consent. Notwithstanding anything in this sub Clause 19(d); Owners shall be fully obligated to provide a crew that is in accordance with all terms under this Charter.

20.	Final Voyage

If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the Vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(a)	disbursements on Owners behalf or charges for Owners’ account pursuant to any provision hereof, and

(b)	bunkers and LNG Heel on board at redelivery pursuant to Clause 5,

promptly, and in any event not later than thirty (30) days after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

Notwithstanding the provisions of Clause 7, if at the time this Charter would otherwise terminate in accordance with Clause 3 the Vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the Vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage at service speed and return to a port of redelivery as provided by this Charter, as the case may be.

21.	Loss of Vessel

Should the Vessel be lost, this Charter shall terminate and hire shall cease at noon on the day of her loss; should the Vessel be a constructive total loss, this Charter shall terminate and hire shall cease at noon on the day on which the Vessel’s underwriters agree that the Vessel is a constructive total loss; should the Vessel be missing, this Charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the

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estimated quantity of bunkers on hoard at the time of termination, at the price paid by Charterers at the last bunkering port.

22.      Off-hire

(a)

On each and every occasion that there is loss of time or unavailability of the Vessel to Charterers (whether by way of interruption in the Vessel’s service or, from reduction in the Vessel’s performance, or in any other manner whatsoever):

(i)

due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry-dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the Vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the Vessel; or any other cause whatsoever preventing the efficient working of the Vessel; and such loss or unavailability continues for more than ***** consecutive hours (if resulting from interruption in the Vessel’s service) or cumulates to more than ***** (if resulting from partial loss of service); or

	(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

(iii)

for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 18 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than ***** consecutive hours; or

(iv)

due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v)

due to detention of the Vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the Vessel, the Owners (unless brought about by the act or neglect of Charterers); or

	(vi)	due to pre-docking and repair procedure including warming, gas freeing and inerting post arrival at the dry-dock port; or

(vii)

due to scheduled dry-docking and maintenance, maintaining, overhauling, repairing or dry-docking the Vessel and submitting her for survey; waiting for any of the aforesaid purposes; and whilst at, any port or place for any of the aforesaid purposes; or

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(viii)

due to post-docking or repair procedure including inerting, if such inerting is undertaken prior to sailing from the dry-dock port, gassing and cooling in excess of that undertaken for normal loading; or

	(ix)	due to any other circumstances where the Vessel is off-hire under this Charter; or

	(x)	due to late arrival for allocated opening for canal transit when such late arrival is due to Owners’ negligence or Vessel breakdown, or then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the Vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the Vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b)

If the Vessel fails to proceed at any Guaranteed Speed (as defined in Appendix C Article 2 (a) (iv)) pursuant to Clause 26 and Appendix C, and such failure arises wholly or partly from any of the causes set out in Clause 22(a) above, then the following provisions shall apply:

(i)

if the Vessel is unable to maintain a speed of at least 85% of the Guaranteed Speed under Clause 26 in wind and sea state not exceeding Beaufort force 5, Charterers shall have the option to place the Vessel off-hire but any distance made good by the Vessel whilst off-hire shall be taken into account in accordance with Clause 22(a);

(ii)

except where Charterers have placed the Vessel off-hire pursuant to Clause 22(b)(i), failure of the Vessel to proceed at any Guaranteed Speed shall be dealt with under Clause 26 and Appendix C and the Vessel will not be off-hire under Clause 22.

(c)

Further and without prejudice to the foregoing, in the event of the Vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 22 (a), the Vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the Vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the Vessel, for any cause or purpose mentioned in Clause 22 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by

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Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)

If the Vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the Vessel and have given Owners’ written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the Vessel shall be off-hire and Owners shall have the right to employ the Vessel on their own account.

(e)	Time during which the Vessel is off-hire under this Charter shall count as part of the charter period except where Charterers declare their option to add off-hire periods under Clause 4 (b).

(f)	All references to “time” in this Charter party shall be references to local time except where otherwise stated.

(g)	(i)

If as a consequence of any cause or purpose mentioned in this Clause 22 or in Clause 16 (c), the Vessel presents for loading with tank temperatures other than that which would otherwise allow bulk loading to commence within 1/2 (half) an hour after cooling of the loading arms, any time lost as a consequence thereof, including without limitation any time lost in additional cooling of tanks prior to loading shall count as off-hire and the cost of any LNG supplied for such additional cooling shall be paid for by Owners at the LNG Price.

(ii)

If any LNG is lost as Boil-Off during periods of off-hire, Owners shall reimburse Charterers for the LNG lost at the LNG Price, less any Boil-off consumed in distance made good during the off-hire period by Owners.

Where accurate measurement of LNG lost as Boil-Off during any such off-hire period is impossible for whatever reason, the LNG lost as Boil-Off shall be assumed to have occurred at a constant rate equal to that obtained by measurement between official gaugings of the cargo in question in accordance with Appendix C Article 8 (b). Where, due to the off-hire occurring during a ballast passage, all LNG Heel is lost as Boil-Off prior to the Vessel next commencing to load, such Boil-Off shall be deemed to have occurred at a constant rate equal to that which occurred during the Vessel’s last previous ballast voyage.

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(h)

If the cargo capacity of the Vessel is reduced for any reasons, Charterers shall have the option of putting the Vessel off-hire or using the Vessel, in which case hire shall be reduced pro rata to the reduction in the Vessel’s cargo capacity from the commencement of loading at the loading port until the Vessel is again ready to load at the next loading port without such reduction in capacity. Notwithstanding the option granted to Charterers by the foregoing and subject to Chatterers’ need for transportation, Charterers may agree (such agreement not to be unreasonably withheld) to allow Owners to repair the tanks of the Vessel at the earliest opportunity.

(i)	The Vessel shall additionally be off-hire as provided in this Clause 22 whenever there is loss of time:

i)

as a result of a boycott arising in connection with the business of Owners, the terms or conditions of employment of Owners’ servants, or employment, trades, or cargoes of the Vessel other than under this Charter;

ii)

due to restraint or interference in the Vessel’s operation by any governmental authority in connection with the ownership, registration, or obligations of Owners or the Vessel, or stowaways, or in connection with smuggling or other prohibited activities, unless such restraint or interference involves a cargo carried under this Charter, or Charterers themselves, or the shippers or receivers of such a cargo; or

iii)

due to strikes, labour boycotts or any other discrimination/difficulties against the Vessel because of Owners and/or their affiliates’ previous trade and/or the ownership and/or flag and/or officers and crew and/or officers and crews’ employment conditions;

and all losses, damages and expenses directly or indirectly incurred thereby (including bunkers consumed) shall be for Owners’ account.

(k)

In the event that the Vessel is off-hire for any reason other than in connection with periodical dry-docking pursuant to Clause 24 for any period in excess of ***** consecutive days or exceeding ***** days in any period of three hundred and sixty five (365) days, Charterers shall have the option to terminate this Charter by giving notice in writing with effect from any date stated in such notice provided that the Vessel is free of cargo (other than LNG Heel) at the time when such notice becomes effective. This Clause 22(j) is without prejudice to any other rights or obligations of Owners or Charterers under this Charter. For the purposes of this Clause 22(j), in the event of partial, loss of service, the period of off-hire shall be the total period during which the Vessel is not fully efficient rather than the resulting loss of time.

23.	Ship to Ship Transfers and FPSO/FSRU Cargo Operations

(a)	Subject to the provisions of Clause 23 (b), Owners shall allow a transhipment of the cargo to another ship or floating storage re-gasification unit (FSRU) or loading from

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floating production storage and offloading unit (FPSO) to be carried out, provided that a suitably documented formalised risk assessment is carried out, identifying potential hazards, probability and consequences and all risks identified can be mitigated adequately to the reasonable satisfaction of Charterers and Owners.

(b)

Such cargo operation shall be carried out in accordance with the recommendations set out in the latest version of ICS/OCIMF Ship-to-Ship Transfer Guide (Liquefied Gases), and SIGTTO’s “Considerations for Planning a Ship-to-Ship Transfer of LNG” as amended from time to time. Owners shall permit, at Charterers’ expense, personnel nominated by Charterers to attend any pre operation risk assessment workshops and to attend on board, subject to Clause 18, to observe in the transhipment operation although such operation shall always be the responsibility of Owners. All expenses required for the Ship-to-Ship Transfer shall be provided by the Charterers at Charterers’ expense, except insofar as Owners are otherwise obliged to bear such costs in accordance with this Charter.

(c)

Any transfer operations (herein also referred to as “lighterage”) to another ship, FSRU, or FPSO, and any extra equipment required for such, will be for Charterers’ account. All time including shifting time, if any, from the Vessel’s arrival and tendering notice of readiness at lighterage position until disconnection of hoses upon completion of lighterage operation or the removal /unloading of all fendering, hoses and other lighterage equipment (whichever is the later), to count as time on hire. All and any time during which the lighterage operation is discontinued due to breakdown of the Vessel’s equipment and/or operational inefficiency arising as a direct consequence of the additional requirements on the Vessel by the need to conduct such lightering operation, shall not count as off hire. All time and cost used and incurred for steaming/mooring, at Charterers request, from the Vessel’s arrival at the originally agreed lighterage location, shall count as time on hire. All port expenses, if any, incurred as a consequence of such lighterage operation always to be for Charterers’ account. If Owners are obliged to extend their existing insurance policies to cover lighterage operations, Charterers shall reimburse Owners for additional premium incurred, provided that Charterers are given prior notification (if possible) of the additional amount involved, Charterers must obtain permission from proper authorities to perform lighterage operation and all expenses in this connection shall be for Charterers’ account.

(d)

The loading or discharge at FSRUs, FPSOs, and to another ship shall be subject to Clause 23 and shall, for the avoidance of doubt, always be at the sole discretion of the Master and if at any time the loading or discharge operations are, or become unsafe then he/she may discontinue such operations.

24.	Periodical Dry-Docking & Cargo Containment System Inspection

(a)

Owners shall dry-dock the Vessel at least once in any ***** year period for the purposes of maintaining the Vessel’s underwater area, undergo cargo tank inspection and to effect equipment overhaul, scheduled maintenance, other necessary repairs, and re-certification, so that the Vessel is fit in every way for service under this Charter. Provided that Owners

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can demonstrate to the Charterers satisfaction that a performing five year coating system has been applied to the hull, intermediate dockings will be permitted to be carried out afloat. If Owners elect to apply a five (5) year dry-docking cycle, they shall provide to Charterers a detailed master maintenance plan clearly showing how they will overhaul and maintain all critical equipment, including diesel generator engines, Low Duty gas compressors, and the GCU fans, between the major overhaul periods.

(b)

Owners shall give Charterers approximately twelve (12) months notice of any intended non-emergency dry-docking and the proposed locations, together with the reasons, for such dry-docking. Owners and Charterers shall work together to find the most optimal economic location for the dry-docking for both parties. The costs for different dry-dock locations shall be disclosed by Owners. If Charterers incur costs in delivering the Vessel to a cheaper dry-dock location versus one that falls outside the Vessel’s actual trade route, Owners and Charterers shall mutually agree an equitable economic solution. Owners and Charterers shall agree the actual date that the Vessel will be required to enter the dry-dock port ninety (90) days prior to such date.

In addition to any technical superintendent, the Owners shall supply a superintendent whose primary function is HSSE, to attend dry-docking periods. The suitability of the HSSE superintendant shall be agreed by the Owners and Charterers.

Charterers shall have the right to review the dry docking specifications and programme and, at Charterers’ costs, shall have the right to send up to two personnel to witness the dry docking.

(c)

In the event of dry-docking, the Vessel shall be off-hire when the vessel arrives at the dry-dock port on the actual date. On completion of dry-docking, the Vessel will be on-hire again upon exit from the dry-dock yard.

(d)

All dry-dock expenses and expenses of preparing the Vessel for dry-dock shall be for Owners’ account. Any natural gas vapour lost in gas freeing for the purpose of dry-docking shall be for Charterers’ account provided that during the last discharge prior to dry-docking Owners shall use their reasonable endeavours to pump out the maximum amount of cargo.

(e)

Provided that Charterers have been previously notified and agreed to the period in advance, Charterers agree to provide the Owners with a preventative maintenance window or windows that shall not exceed ***** per annum following Delivery until the first anniversary thereof and thereafter for each twelve (12) month period beginning on each anniversary of the Delivery (the “Yearly Allowance”). Owners shall be entitled to use the Yearly Allowance to carry out, with the approval of Charterers, scheduled preventative maintenance work to the Vessel. Owners shall provide Charterers with a completed Maintenance Request Form and subsequent maintenance reports on completion of maintenance.

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After the first special survey of the Vessel; this Yearly Allowance shall increase to up to ***** per annum, provided that Charterers is able to provide up to ***** in underutilised time and that the maintenance has no impact on Charterers’ commercial operations. For the avoidance of doubt, the Yearly Allowance shall never be lower than *****.

(f)

Notwithstanding any other part of this Clause 24, Owners agree to carry out a secondary barrier integrity test (GTT Low Pressure Drop Test (LPDT) and Charterers’ Low Pressure Secondary Barrier Tightness Test (LPSBTT) or another mutually agreed testing methodology collectively the “Tests”) and inspection of primary barrier (cargo tank internal inspection) on the Vessel in accordance with established procedures every 30 months (+/- 6 months) and to review the results with Charterers. With regards to the Tests and cargo tank internal inspections, the following specific provisions shall apply:

i.

The Vessel shall remain on hire during the Tests and any cost associated with performing the Tests included but not limited to cost of gas freeing, inerting, gassing up and cooling down the tanks, shall be for Charterers’ account.

ii.	Charterers shall have the right to send up to two personnel to attend these tests and cargo tank internal inspection;
iii.

At least thirty (30) days prior to the occurrence of any Tests, Owners and Charterers will consult and agree based on the track record of historical data of these tests obtained by both Owners and Charterers, on the acceptance criteria (“Acceptance Criteria”). Owners and Charterers shall also receive clarification from the Classification Society as to the acceptance criteria for any primary barrier deformation;

iv.

If the results of the Tests do not meet the Acceptance Criteria, then Owners hereby agree to take the Vessel out of service within sixty (60) days to conduct a full SBTT test following class approved GTT procedures. If the class approved SBTT test does not meet the pre-agreed Classification Society acceptance criteria, Owners agree, at their costs, to carry out investigation and repair works to the secondary barrier, using the latest industry approved techniques, to demonstrate that the vessel and cargo containment system fully meets the requirements of the International Gas Carrier Code to the satisfaction of the Classification Society. Charterers have the right to attend and observe all testing, investigation, and repair works;

v.

If the class approved SBTT result meets the pre-agreed acceptance criteria of the Classification Society but in Charterers’ sole discretion does not meet Charterers’ internal criteria, Charterers shall have the right to request Owners and Owners shall thereby agree to repair the secondary barrier, to the satisfaction of Charterers. The costs of the repairs stated in this sub Clause (iv) shall be for Charterers’ account.

vi.	If the primary barrier deformation does not meet the Classification Society acceptance criteria, Owners agree to take the Vessel out of service and

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investigate, and if necessary repair the primary barrier, to the satisfaction of the Classification Society.

Owners and Charterers hereby agree that following positive results being achieved on secondary barrier integrity testing and inspection of membrane primary barrier (cargo tank internal) of the *****; that Owners and Charterers will conclude that ***** frequency of secondary barrier integrity testing and inspection of primary barrier will become normal operating procedure. If defects or potential defects are found in either the secondary or primary barriers on any of these vessels, then the applicable secondary barrier integrity testing or primary barrier inspection shall continue at the *****.

25.	Ship Inspection

Charterers or their representatives shall have the right at any time during the charter period to make such inspection of the Vessel or necessary operational and condition audits of the Vessel crew, Owners’ office or Vessel’s technical manager as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the Vessel is in port or on passage.

Owners shall afford all necessary co-operation and accommodation on board provided, however:

(a)

that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the Vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same;

(b)	that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right;

(c)	that any cost incurred by such inspections or audits shall be for Charterers’ account provided such costs have been disclosed to and approved by Charterers in advance;

(d)	that any inspection carried out by Charterers shall be made without interference with or hindrance to the Vessel’s safe and efficient operation, and shall be limited to a maximum of two persons; and

(e)	that any overnight stays shall be subject to Clause 18.

26.	Key Vessel Performance Criteria

Subject to Appendix C, Owners guarantee that:

(a)	the Laden Service Speed shall be ***** knots;

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(b)	the Ballast Service Speed shall be ***** knots;

(c)	the Minimum Speed shall be ***** knots;

(d)	the Vessel shall be capable of loading and discharging the cargo as follows:

(i)

a full cargo may be loaded within twelve (12) hours if the Vessel’s cargo tanks are colder than the tank design temperature for commencement of loading, excluding the time for connecting; disconnecting; cooling down; topping up and custody transfer measurement, and provided that the loading terminal is capable of pumping at least 13,000 cubic meters of LNG per hour to the Vessel at not less than 230 kPa (gauge) pressure at the flange connection between ship and terminal utilising a minimum of two liquid loading arms, and provided that the terminal is capable of receiving all return vapour from the Vessel that may be generated when loading the Vessel at the above specified flow rate of LNG;

(ii)

a full cargo may be discharged within thirteen (13) hours, excluding the time for connecting; disconnecting; cooling down; starting up pumps; ramping up; ramping down for stripping at end of discharge and custody transfer measurement, and provided that the discharge terminal is capable of receiving LNG at a rate of at least 12,000 cubic meters of LNG per hour with a back pressure at the flange connection between ship and terminal not exceeding 100 metres of liquid LNG of specific gravity of 0.47 utilising a minimum of two liquid unloading arms. The terminal must also be capable of providing sufficient return vapour to the Vessel to compensate for the displacement of the LNG being discharged from the Vessel;

(iii) If Charterers request either slow loading or slow discharging, Owners shall permit such operations.

(e)	the Vessel’s guaranteed maximum fuel consumption on the laden leg shall be as defined by the table shown in Article 9(a) of the Confirmation Memorandum.

(f)	the Vessel’s guaranteed maximum fuel consumption on the ballast leg shall be as defined by the table shown in Article 9(b) of the Confirmation Memorandum:

Consumption figures in the above sub-Clauses (e) and (f) shall be *****.

(h)

The fuel oil equivalent factor (tonnes fuel oil per cubic metre (or mmBtu) of LNG) shall be calculated using actual bunker survey reports and LNG quality reports and engine performance data as provided in Gas Form C and shall be agreed upon by both Owners and Charterers.

(i)

the maximum laden Boil-Off shall be zero point one five percent (0.15%) per day of the Cargo Capacity on fully laden sea passages (or pro rated by the ratio of volumetric cargo loaded to cargo capacity if all tanks are not used);

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(j)

the maximum ballast Boil-Off shall be ***** per day of the cargo capacity where the previous sea passage was fully laden and provided heel is carried in maximum two tanks and no spray cooling is required.

27.	Salvage

Subject to the provisions of Clause 22 hereof, all loss of time and all expenses (excluding any damage to or loss of the Vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 27.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

28.	Lien

Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this Charter; and Charterers shall have a lien on the Vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this Charter.

29.	Exceptions

(a)

Unless caused by the actual fault or privity of the Owners or the Vessel, the Vessel, her master and Owners shall not, unless otherwise in this Charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the Vessel; fire, collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3 and 26 hereof shall be unaffected by the foregoing. Further, neither the Vessel, her master or Owners, nor Charterers shall, unless otherwise in this Charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotion or arrest or restraint of princes, rulers, pirates or people,

(b)	The Vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)	Clause 29 (a) shall not apply to, or affect any liability of Owners or the Vessel or any other relevant person in respect of:

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(i)

loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the Vessel may proceed under this Charter, whether or not such works or equipment belong to Charterers; or

(ii)

any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 40 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)

In particular and without limitation, the foregoing subsections (a), (b) and (c) of this Clause shall not apply to or in any way affect any provision in this Charter relating to off-hire or to reduction of hire or Boil-Off or bunkers consumed during periods of off-hire.

30.	Injurious Cargoes

No acids, explosives or cargoes injurious to the Vessel shall be shipped and without prejudice to the foregoing any damage to the Vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the Vessel to capture or seizure by rulers or governments.

31.	Disbursements

Should the master require advances for ordinary disbursements up to a cap of United States Dollars twenty-five thousand ($25,000) at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

32.	Laying-up

Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the Vessel at a safe place nominated by Charterers, taking into account questions of maintenance access and security and with Owners’ consent and always subject to Clause 4, in which case the hire provided for under this Charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up. Charterers may exercise the said option any number of times during the charter period.

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33.	Requisition

Should the Vessel be requisitioned by any government, de facto or de jure, during the period of this Charter, the Vessel shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.

34.	Outbreak of War

If war or hostilities break out between any two or more of the following countries: United States of America, the countries or republics having been part of the former U.S.S.R (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), Peoples Republic of China, United Kingdom, and the country that the Vessel is registered in, then both Owners and Charterers shall have the right to cancel this Charter provided that such war or hostilities materially and adversely affect the trading of the Vessel for a period of at least 30 days.

35.	Additional War Expenses

If the Vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premiums, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

Any payments by Charterers under this Clause will only be made against proven documentation. Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

Charterers shall have the option of providing war risk coverage for the Vessel, subject to Owners’ consent, such consent not to be unreasonably withheld. Charterers shall always make Owners aware of the cover limits to ensure Owners have excess War P&I cover available under their respective P&I Club entries.

36.	War Risks

(a)

The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the Vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions, terrorism or piracy revolutions.

(b)

If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 36 (a) or by the operation of international law, dangerous, impossible or prohibited for the Vessel to reach or enter, or to load or discharge cargo at, any place to

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which the Vessel has been ordered pursuant to this Charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this Charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place suitable for the discharge of LNG which they or the master may in their or his discretion select within the trading limits of this Charter and such discharge shall be deemed to be due fulfilment of Owners obligations under this Charter so far as cargo so discharged is concerned.

(c)

The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the Vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to any place of discharge to which she has been ordered pursuant to this Charter, the Vessel may proceed to any place which the master or Owners in his/her or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this Charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this Charter shall contain the Chamber of Shipping War Risks Clause 1952.

37.	Piracy

a)	Subject to Clause 37(e) below, if the Vessel proceeds to or through an area in which there is a current risk of piracy, verified by the International Group of P&I Clubs, Owners shall be entitled:

i)

to take reasonable preventive measures to protect the Vessel, her crew and cargo by proceeding in convoy, using escorts, avoiding day or night navigation, adjusting speed or course, or engaging security personnel or equipment (provided that where security personnel or equipment are supplied by third party, private sector, or

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nongovernmental entities, such security personnel shall not be armed and such equipment shall be non-lethal), on or about the Vessel;

	ii)	to follow any orders given by the flag state, any governmental or supra governmental organization; and

iii)

where there is an actual, imminent act of piracy, and only after giving Charterers reasonable advance notice, to take a safe and reasonable alternative route in place of the normal, direct or intended route to the next port of call, provided that such alternative route does not, in the case of the Gulf of Aden, physically extend beyond the transit of the Gulf of Aden in which case Owners shall give Charterers reasonable advance notice of the alternative route, an estimate of time and bunker consumption and a revised estimated time of arrival.

b)	Subject to sub Clause 37(e) below, *****.

c)	Subject to Clause 37(e), the Vessel shall remain on-hire for any time lost taking the measures referred to in sub Clause 37(a) of this Clause.

d)

Where, notwithstanding the taking of any of the measures referred to in sub Clause 37(a) above, and where not caused by a lack of due diligence on Owners’ part, and where Charterers have not purchased off-hire insurance pursuant to sub Clause 37(e) below, the Vessel is captured by pirates, hire shall be payable at 100% of the hire rate for the duration of any such capture. As is further set forth in sub Clause 37(e) and for the avoidance of doubt, should Charterers purchase the off-hire insurance more fully described below, the Vessel shall be off-hire during the attack or seizure by pirates.

e)

Charterers shall have the option, where the Vessel is scheduled to transit to or through an area in which there is a current risk of piracy, verified by the International Group of P&I Clubs, to require Owners to either (a) extend existing war risk insurance; or (b) purchase off-hire insurance, adding Charterers as co-assured, and which in either case will cover loss of hire, the cost of which shall be reimbursed by Charterers, provided always that (i) the terms of cover and cost have been disclosed to, and agreed by, Charterers prior to the purchase of such insurance; and (ii) that following the exercise of such option, the Vessel shall be off-hire for any time lost as a result of an attack or capture by pirates.

f)	Charterers may elect, at any time, to pay any relevant insurances as described in sub Clause 37(e) directly.

g)	Boil-off losses during piracy shall be for Charterers’ account.

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38.	Both to Blame Collision Clause

If the liability for any collision in which the Vessel is involved while performing this Charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all Bills of Lading issued under this Charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the Vessel is involved falls to be determined in accordance with the laws of the United States of America.

39.	New Jason Clause

General average contributions shall be payable according to York/Antwerp Rules, 1994, as amended from time to time, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following position shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

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Charterers shall procure that all Bills of Lading issued under this Charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

40.	Clause Paramount

Charterers shall procure that all Bills of Lading issued pursuant to this Charter shall contain the following:

“(a)

Subject to sub-clause (b) or (c) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

“(b)

If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(c)

If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(d)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(e)

Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

41.	Insurance/ITOPF

Owners warrant that the Vessel is now, and will throughout the duration of the Charter:

(a)	be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)	be properly entered in a reputable P&I Club that is a member of the International Group of P&I Clubs;

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(c)

have in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)	have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses to a value as would be procured by a first class operator of similar such vessels.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with the obligations in this Clause 41.

42.	Export Restrictions

The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this Charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this Charter, the references to a Bill of Lading being deemed to be references to this Charter.

43.	Business Principles

Owners shall act in a manner consistent with BG Group’s Business Principles set out in Appendix F so as to enable Charterers to operate in accordance with those principles. Owners shall comply with the procedures for monitoring and reporting compliance as set out in the Business Principles Appendix F.

Owners acknowledge that Charterers have a reporting policy and facility respectively called the ‘Speak Up Policy’ and ‘Speak Up’. The Speak Up Policy requires Charterers’ employees, and

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encourages others, to report any situation where there is reason to suspect that there has been a breach, or suspected breach, of BG Group’s Business Principles or other misconduct, Speak Up provides reporting channels by telephone and internet service (accessed via the BG Group website or through www.bg-speakup.com) to communicate any concerns confidentially. Owners are expected to use Speak Up.

44.	Drugs and Alcohol

Owners warrant that they have in force an active policy covering the Vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated January 1990 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

45.	Pollution and Emergency Response

Owners are to advise Charterers of organisational details and names of Owners’ personnel together with their relevant telephone/facsimile/e-mail details, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24-hour basis in the event of oil spills or emergencies.

Notice to Owners’ Pollution and Emergency Response Department:

Attn	: Emergency Response Manager
Address	: 69 Akti Miaouli, Piraeus 18537, Greece
Telephone	: +30 210 4591280-1-2
Fax	: +30 210 4591240
E-mail	: emergencyresponse@cereslng.com
Cc	: tkatemidis@cereslng.com; mbourekas@cereslng.com

Notice to Charterers’ Pollution and Emergency Response Department:

Attn	: Duty Officer
Address	: BG Group, 811 Main St., Houston, Texas 77002, USA.
Telephone	: +1 713 366 6248 (primary); +1 713 884 9142 (secondary)
Fax	: +1 713 877 9212
E-mail	: AIRIS@bg-group.com
shipping@bg-group.com; LNGCharters@bg-group.com
Cc	: bghub.usa@gac.com

Owners shall also refer the initial incident notification instructions detailed within the Charterers’ Instructions.

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46.	ISPS Code/USMTSA 2002

This Clause 46 makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”),

(a)	(i)

During the currency of this Charter, Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner” (as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owners shall provide documentary evidence of compliance with this Clause 46 (a) (i).

(ii)

Except as otherwise provided in this Charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company”/”owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

(b)	(i)

Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the Charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Except as otherwise provided in this Charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause 46 (b) shall be for Charterers’ account.

(c)

Notwithstanding anything else contained in this Charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

(d)	Notwithstanding any other provision of this Charter, the Vessel shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS Code/MTSA.

(e)	If either party makes any payment, which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

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47.	Law and Litigation

(a)	This Charter shall be construed and the relations between the parties determined in accordance with the laws of England.

(b)

Each of the parties hereto hereby submits to the exclusive jurisdiction of the High Court of London for the purposes of all legal proceedings arising out of or relating to this Charter or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c)

It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this Charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

48.	Confidentiality

All terms and conditions of this Charter arrangement shall be kept private and confidential. Charterers or Owners shall have the right to release information as part of a mandatory audit requirement or third party contractual obligation, provided the auditors or third party sign a mutually agreed confidentiality agreement.

49.	Construction

The side headings have been included in this Charter for convenience of reference and shall in no way affect the construction hereof.

50.	Notices

a)	Whenever written notices are required to be given by either party to the other party, such notices shall be sent by fax, registered mail, e-mail or registered airmail to the following addresses:

Notice to Owners:
Attn	:	Jan E. Peterson
Address	:	Gildo Pastor Center, 7, Rue du Gabian, MC-98000 Monaco
Telephone	:	+377 97975115/ +33 678635471 (AOH)
Fax	:	+377 97975124
E-mail	:	jpetersen@gaslogltd.com
Cc	:	tkatemidis@cereslng.com

Notice to Charterers:

Private and Confidential

Attention	:	LNG Charter Manager
Address	:	BG Group
811 Main St.,
Houston, Texas 77002
United State of America
Telephone	:	+1 713 599 4004
Facsimile	:	+1 713 456 2351
Email	:	LNGCharters@bg-group.com

Notice to Owner’s Operations Department:
Attn	:	Duty Manager
Address	:	69 Akti Miaouli, Piraeus 18537, Greece
Telephone	:	+30 210 4591250
Fax	:	+30 210 2591242
E-mail	:	LNG@cereslng.com
Cc	:	jpetersen@gaslogltd.com; thsallis@cereslng.com

Notice to Charters’ Operations Department:
Attention	:	Vessel Coordinator
Address	:	BG Group
Global LNG Shipping,
811 Main St.,
Houston, Texas 77002
United States of America
Telephone	:	+1 713 599 3747
Facsimile	:	+1 713 456 2351
Email	:	shipping@bg-group.com

or to such other addresses as the parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause,

b)	Any notice required under this Charter to be given in writing shall be deemed to be duly received only:

i)

In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

ii)

In the case of a facsimile or e-mail, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

Private and Confidential

51.	Invoices

All invoices should be sent to the following contacts and shall be deemed to be duly received as per Clause 50(b):

Owners:
Attn	:	Chief Financial Officer
Address	:	69 Akti Miaouli, Piraeus 18537, Greece
Telephone	:	+30 210 4591202
Fax	:	+30 210 4283544
E-mail	:	hbjerregaard@gaslogltd.com
Cc	:	glagonikas@cereslng.com

Charterers:
Attention	:	LNG Charter Manager
Address	:	BG Group
811 Main St.,
Houston, Texas 77002
United State of America
Telephone	:	+1 713 599 3033
Facsimile	:	+1 713 456 2351
Email	:	LNGCharters@bg-group.com

52.	Ship Contact details

The Vessel’s contact details shall be specified in Article 8 of the Confirmation Memorandum

53.	Definitions

In this Charter, save where the context otherwise requires, the following words and expressions shall have the meanings respectively assigned to them in this Clause;

“Boil-Off”	means the vapour, which results from vaporization of LNG in the cargo tanks.

“Cargo Capacity”	means the maximum safe LNG loading limit of the Vessel as per LNG Form C.

“Certificate of Financial Responsibility”	means a certificate of financial responsibility as required by the US Oil Pollution Act 1990.

“Fuel Oil Equivalent”	refers collectively to its two components, fuel oil and Boil-Off gas and is measured in metric tonnes

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applying the fuel oil equivalent factor set out in Clause 26 (f).

“Fuel Price”	means last invoiced price per increment of volume bunkered in USD $per metric tonne (or relevant volumetric unit)

“Gas Free”	means the Vessel’s cargo tanks are free off all natural gas vapour and under an atmosphere of inert gas.

“GCU”	Gas Combustion Unit

“LNG”	means natural gas liquefied by cooling and which is in a liquid state at or near atmospheric pressure.

“LNG Heel”	means cargo retained in the cargo tanks on completion of discharge.

“LNG Price”

means the ex-ship price of LNG in USD/mmBtu at the port where the LNG was retained, based upon composition of LNG at discharge (except for LNG supplied for cool down at a loading port, and for excess LNG boiled off on ballast leg, where the price will be based on the price charged by the terminal for cool down LNG).

“NCR”	“NCR” Normal Continuous Rating

“Service Speed”	shall have the meaning ascribed to it in Appendix C, Article 1. (a).

“BG Group”	mean companies owned directly or indirectly by BO Group plc.

“Vessel”	means each Vessel designated under paragraph 2 of the Confirmation Memorandum and such term shall include each of them or any of them or either of them, as the context may require.

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54.	Claim Validity Period

Any claims arising under this Charter party must be brought within twelve (12) months of the conclusion of the Charter.

54.	Eligibility & Compliance

At all times during this Charter;

(a)

the Vessel shall be in all respects eligible under applicable conventions, laws and regulations for, and shall not be prevented for any reason whatsoever from, trading to and from the ports and places permitted in Clause 4 of the Charter;

(b)

Without prejudice to Clause 65, the Vessel shall comply with all applicable conventions, laws, rules and regulations of any international, national, state or local government entity having jurisdiction and shall have on board for inspection by the authorities all necessary certificates, records, letters and other documents evidencing such compliance, including but not limited to certificates evidencing compliance with international and US oil pollution regulations, SOLAS 1974, as amended and MARPOL 1973/1978; and

(c)

the Vessel shall comply fully with all applicable U.S. Federal, U.S. Coastguard and State laws, rules, orders, regulations, guidelines and circulars now in effect and which may be promulgated (and subsequent amendments and successors thereto) including, but not limited to, the following provisions relating to maritime safety and oil pollution response:

	i)	the U.S. Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 (Water Pollution));

	ii)	the U.S. Oil Pollution Act of 1990 and the governmental regulations issued thereunder (“OPA-90”);

	iii)	the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980; and

	iv)	the U.S. Port and Tanker Safety Act;

	v)	the U.S. Coastguard Navigational and Vessel Inspection Circular No. 8-92;

	vi)	the Code of Federal Regulations;

(vii)

the compliance with practices and limits for the regulated effluents as per the US Environmental Protection Agency’s Vessel General Permit (VGP) requirements under the authority of the Clean Water Act (CWA) requirements for National Pollutant Discharge Elimination System (NPDES) program. This sub Clause

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55(c)(vii) is not applicable to GasLog Singapore and GasLog Savannah; Charterers and respective Owners shall discuss in good faith how each of these two vessels can comply with this sub Clause 55(c)(vii).

Private and Confidential

(d)

the Vessel shall have on board throughout the Charter any certificates or other documentation required under the said laws, rules, orders, regulations, guidelines and circulars and evidencing such compliance, which shall include but not be limited to a U.S. Coastguard Certificate of Financial Responsibility for Oil Pollution (“COFR”) together with a similar certificate for hazardous substances and a Tanker Vessel Examination Letter (“TVEL”).

(e)

prior to delivery the Owners or the Vessel’s operator shall have submitted, and obtained approval from the US Coastguard for a response plan for the Vessel (“VRP”) which meets in full the requirements of OPA-90 and of the US Coastguard and in accordance with which the Vessel shall at all times be operated. Charterers shall reimburse Owners for all port specific OPA charges (including but not limited to additional premium to maintain P&I cover) incurred by the Vessel calling at ports in the USA in accordance with Charterers’ orders. Requirements of a similar nature imposed by other countries after the date of this Charter shall be treated in the same way.

(f)

to the extent that the Vessel does not at any time comply with any USCG regulation now in effect or to be promulgated, all necessary waivers are or will be held. Owners will advise Charterers of all such waivers, including period of validation and reason(s) for waiver.

(g)

Owners shall ensure that the Vessel is free to trade to the USA and if Certificate of Compliance (CoC) is not available at the commencement of the Charter, then an inspection shall be carried prior to arrival at the first USA port or on arrival at the first USA port. Any delay incurred carrying out this initial inspection that exceeds three hours shall be classified as off-hire. Charterers shall provide sufficient notice to Owners to allow Owners to comply with the rules and regulations in USA and LNG Terminals not listed in Appendix A.

(h)

If the Vessel is required to discharge at a US port during this Charter, the Owners are required to install an AIS Pilot Plug as defined by SOLAS regulations. Specific regulations can be found in Chapter V, Regulation 19 and in Title 33 Code of Federal Regulations § 164.46 Automatic Identification System (AIS), Paragraph (d) “The AIS Pilot Plug, on each vessel over 1600 gross tons on an international voyage, must be available for pilot use, easily assessable from the primary conning position of the vessel, and near a 120 Volt, AC power, 3-prong receptacle.” Additional information regarding proper installation of the AIS Pilot Plug can be found in IMO SN/Circ. 227.

(i)

When calling at LNG terminals located in ports in the European Union, Vessel must be able to meet the requirements of EU Council Directives 1999/32/EC dated 26 April 1999 and 2005/33/EC dated 6 July 2005.

Any delays, direct losses, expenses or damages arising from failure to comply with this Clause shall be for Owners’ account and Owners shall fully indemnify Charterers therefor. Charterers shall not be liable for any delay caused by the Vessel’s failure to comply with the foregoing warranty.

Private and Confidential

For any time lost due to a breach of this Clause the Vessel shall be off-hire, and any expenses incurred due to such breach (including bunkers consumed) shall be for Owners’ account.

55.	Vapour Pressure

Owners undertake that the Vessel will arrive at each discharge port or terminal with the Vessel and its cargo in such a condition that the vapour pressure in the Vessel’s cargo tanks meets the requirements of the discharging port or terminal as advised to Owners with reasonable prior notice. In any event, Owners will follow vapour pressure instructions received from Charterers and will not allow vapour pressure to increase beyond the pressure permitted by Charterers’ voyage instructions.

56.	Cargo Transfer Inspection and System Calibration

Charterers may at their option place their cargo transfer inspection representative on board to observe preparation for loading and discharging of cargo during periods when the Vessel is in port, at Charterers’ expense. Such representative will not, however, under any circumstances order or direct the taking of any particular action by the Vessel or crew or interfere in any way with the Master’s exercise of his authority.

The Custody Transfer Measurement Gauging System (CTMS) shall undergo a full calibration check and recertification by a recognized calibration company at intervals of no more than sixty (60) months. This cheek shall include a full in tank calibration check of the Primary Gauging System, Secondary Gauging System, in tank temperature monitoring system, tank pressure monitoring system, and independent tank hi level alarm(s). Charterers shall have access to calibration check reports.

If the Vessel is required to discharge at a Japanese port during this Charter, the Owners are required to start Japan customs approval process for the CTMS and cargo tank tables immediately once Charterers notify Owners of intention to discharge at a Japanese port. The Vessel shall comply with Japanese customs approvals requirements throughout the charter period.

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57.	Vessel Performance Data

Charterers shall have full access to daily (and other) reports provided from the Vessel’s voyage data recorder and or Kyma Ship Performance software or other equivalent system.

If Vessel is equipped with the Kyma Ship Performance software or equivalent system, Charterers require that Owners run a performance trial at sea once per month per Charterers’ Instructions. When available, the ship performance software (or equivalent) shall be used to record information during a minimum one hour trial.

A detailed procedure for carrying out the trial shall be included in Charterers’ Instructions, Owners agree to send the resulting data and/or summary report of the trial to the Charterers within fifteen (15) days of carrying out each trial.

58.	Third Party Vetting Information

Owners shall permit Charterers to discuss vetting results with third party vetting companies upon Charterers’ request.

59.	Taxes

All taxes and dues on the Vessel and on the Charter hire to be for Owners’ account. All taxes and dues on cargo to be for Charterers’ account.

60.	U.S. Compliance

Owners represent and guarantee that Owners and the Vessel are not in any way directly owned, controlled by or related to any Cuban, Iranian, Myanmar, or Sudanese interests.

61.	Compliance with The Bribery Act, 2010 (England and Wales) and the US Foreign Corrupt Practices Act (FCPA)

a)

Owners represent, warrant and covenant that it and its Representatives comply with applicable corruption law with respect to all Matters even if the provisions of applicable corruption law do not strictly apply to Owners or its Representatives because of their jurisdictional status and references in this Clause 61 to applicable corruption law shall be interpreted accordingly. The remaining provisions of this Clause 61 are without prejudice to the generality of the foregoing.

b)

Owners represent, warrant and covenant that it and its Representatives have not Offered and will not Offer with respect to any Matters any Advantage to any Public Official which would violate applicable corruption law.

c)

Owners represent, warrant and covenant that it and its Representatives have not Offered and will not Offer with respect to any Matters any Advantage to any person or entity which would violate applicable corruption law.

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d)

Owners represent, warrant and covenant that it and its Representatives will not, directly or through any other person or entity, Request any service, action or inaction by any other person or entity with respect to any Matters which would violate applicable corruption law.

e)

Owners represent, warrant and covenant that it and its Representatives will not, directly or indirectly with respect to any Matters Request an Advantage which would violate the applicable corruption law.

f)	Owners represent warrant and covenant that it will provide Charterers with a Certificate of Compliance no later than 31 January of each calendar year during the term of this Charter.

g)	Owners represent, warrant and covenant that it and its Affiliates:

(i)

maintain accurate and complete Books and Records and internal controls sufficient and of such quality, consistent with accounting principles and practices contained in International Financial Reporting Standards so as to permit an audit of its Books and Records by an internationally recognised firm of public or chartered accountants or their equivalent, and which would, following that audit, result in an unqualified audit opinion and will not maintain any off the book accounts or record any non existent expenditure nor enter liabilities with incorrect identification of their object or use false documents;

(ii)

will provide all reasonable assistance to permit the Charterers’ accountant or internationally recognised firm of public or chartered accountants or other advisors (‘Auditor’) to conduct an audit of its Books and Records (including without limitation providing copies of documentation, when requested) during normal business hours at Owners’ principal place of business for the purpose of confirming compliance with this Clause 61;

(iii)

will permit Auditor reasonable access to its properties, officers, representatives, agents and employees in order to make reasonable inspection and examination of the business operations and affairs of the Owners; and

(iv)

without prejudice to the generality of the foregoing, use its reasonable endeavours to procure for Auditor access to any third party, or any third party’s properties, employees and Books and Records, where such access is reasonably necessary for the purposes of the audit. For the avoidance of doubt, access includes providing copies of relevant third party documentation where requested.

(h)

Owners represent, warrant and covenant that it and its Representatives have been given adequate training and informed of their obligations in relation to applicable corruption law and have in place adequate policies and procedures in relation to business ethics and conduct and the reporting, investigating and acting upon of suspected violations of applicable corruption law.

Private and Confidential

(i)	(a)

Owners represent, warrant and covenant that where there exists a relationship between, on the one hand, (i) it or any of its Representatives, or (ii) any person who is a Connected Person of any of its Representatives, and any Public Official on the other, and such relationship may or may reasonably be considered to have an influence on the Owners’ performance of its obligations hereunder or the performance by the Public Official of his/her duties, that the fact and nature of such relationship has been notified to the Charterers in writing prior to this Charter being entered into.

(b)

Owners represent, warrant and covenant that it will promptly take all such steps as may be necessary and/or reasonably requested by Charterers which are designed to ensure that such relationship does not give rise to any conflict of interest or any breach of applicable corruption law.

(j)	Owners represent, warrant and covenant that to the best of its knowledge and belief neither it nor any of its Representatives or Service Providers:

(i)

appears on any list of entities or individuals debarred from tendering or participating in any project funded by the World Bank, European Bank of Reconstruction and Development or any other multi-lateral or bi-lateral aid agency;

	(ii)	has at any time been found by a court in any jurisdiction to have breached applicable corruption law;

(iii)

has at any time been investigated or is being investigated or is involved in an investigation (as a witness or possible suspect) or been suspected in any jurisdiction of having engaged in any conduct with respect to Matters which would constitute a breach of applicable corruption law.

(k)

Owners represent, warrant and covenant that if at any time it becomes aware that any of the circumstances set out in Clauses 61.9 and 61.10 are not as it has confirmed it will notify Charterers immediately in writing and will promptly take all such steps as may be necessary and/or requested by the Charterers to ensure minimum adverse effect on the Charterers’ reputation or on this Charter.

(l)	Owners represent, warrant and covenant that it will, if requested in writing by the Charterers, promptly:

	(i)	provide any information which the Charterers may reasonably require in order to monitor its compliance with the warranties, covenant and/or representations contained in this Clause 61; and

	(ii)	provide, where available, documentation evidencing such compliance.

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(m)

Without prejudice to any other express remedies referred to elsewhere in this Charter or any rights or remedies available at law or in equity, in the event of a breach of this Clause 61 by Owners, Charterers have the right to take whatever action it deems appropriate including the right to terminate this Charter with immediate effect and will not be liable to pay any compensation to Owners for loss of profits or loss of goodwill or for any other loss or damage howsoever arising as a result of a termination under this Clause 61(m).

(n)

Where this Charter is terminated in accordance with Clause 61(m), Owners will cease to be entitled to receive any payments which are due or may otherwise be due under the terms of this Charter. Where this Charter is terminated in accordance with Clause 61(m) Charterers will not be obliged to make any payments which are due or may otherwise be due under the terms of this Charter where to do so would violate any law or regulation to which Charterers are subject.

(o)

Owners indemnify and hold Charterers and its Affiliates harmless from and against any and all claims, damages, liabilities, losses, penalties, fees, costs and expenses arising from or related to, any breach of this Clause 61.

(p)	The rights and obligations contained in Clauses 61(g), 61(k), 61(1), 61(m), 61(n) and 61(o) will survive the termination or expiration of this Charter.

(q)	Owners shall require its Service Providers to act in accordance with the requirements of this Clause 61 and applicable corruption law.

(r)

Owners will operate a program of regular assessments of its Service Providers involved in Matters to verify that they are complying with their obligations as set out in Clause 61(q) above and retain the right to have an independent auditor review and verify their compliance.

(s)

Owners will procure that provisions no less onerous than those set out in this Clause 61 are incorporated in all documentation issued to, and contracts entered into, with their Service Providers involved in Matters.

62.	Owners’ Defaults

(a)	Each of the following events shall be deemed to be a breach of this Charter and an “Owners’ Default” for the purposes of this Charter:

i)

if any licence, approval, consent, authorisation or registration at any time necessary for Owners to comply with their obligations under this Charter, or in connection with the ownership and operation of the Vessel, is revoked, withheld or expires or is modified so as to prevent or materially delay the lawful performance by Owners of their obligations hereunder (unless remedied, if capable of remedy, within thirty (30) days);

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ii)

if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Owners (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Charterers has been obtained) or if Owners suspend payment of or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

iii)

if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Owners, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Owners in good faith by appropriate proceedings) or if Owners apply for, or consent to, any such appointment;

iv)	if any event occurs in relation to Owners in any jurisdiction which has an effect equivalent to any of the events specified in ii) and iii) above;

v)

if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Owners and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Owners in good faith by appropriate proceedings;

vi)	if Owners cease to carry on their business, or dispose of the whole, or a material part, of their property, assets or undertaking without Charterers’ consent;

vii)	if Owners cease to be a corporation duly registered in good standing in its place of incorporation without Charterers’ consent;

viii)

if Owners shall place or permit to exist on the Vessel (A) any mortgage other than a mortgage in respect of which a quiet enjoyment undertaking has been provided in a form approved by Charterers, such approval not to be unreasonably withheld (B) any charge, pledge, consensual security interest, lien or encumbrance of any kind (not occasioned by any act, omission or default of Charterers) for a period of more than thirty (30) days cumulative in one year, other than liens for crew’s wages or salvage or otherwise arising in the ordinary course of trading which are regularly settled or secured;

ix)

if it becomes impossible or unlawful for Owners to fulfil any of their obligations under this Charter, or for Charterers to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Owners repudiate this Charter;

x)

if the Vessel is arrested as a consequence of any claim or event other than a claim arising by, through or under acts, deeds or omission of Charterers and is not released for any reason from such arrest within thirty (30) days after being arrested;

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xi)

if Owners are in material breach of any other provision of this Charter with serious and adverse consequences to Charterers; and Owners have failed to cure such breach or taken all necessary steps within a reasonable period of time but in no event longer than thirty (30) days after notice of such breach from Charterers (unless such breach has a shorter cure period hereunder, in which case, the shorter period shall apply).

(b)

Upon the occurrence of an Owners’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter has commenced, Charterers shall be entitled to terminate this Charter by giving notice in writing to Owners. This Clause 61(b) is without prejudice to any other rights Charterers may have hereunder or at common law.

63.	Charterers’ Defaults

(a)	Each of the following events shall be deemed to be a breach of this Charter and a “Charterers’ Default” for the purposes of this Charter:

i)

if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Charterers (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Owners has been obtained) or if Charterers suspend payment of, or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

ii)

if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Charterers, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Charterers in good faith by appropriate proceedings) or if Charterers apply for, or consent to, any such appointment;

	iii)	if any event occurs in relation to Charterers in any jurisdiction which has an effect equivalent to any of the events specified in (ii) and (iii) above;

iv)

if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Charterers and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Charterers in good faith by appropriate proceedings;

	v)	if Charterers cease to carry on their business, or dispose of the whole, or a material part, of their property assets or undertaking without Owners’ consent;

	vi)	if Charterers cease to be a corporation duly registered in good standing in its place of incorporation without Owners’ consent;

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vii)

if it becomes impossible or unlawful for Charterers to fulfil any of their obligations under this Charter or for Owners to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Charterers repudiate this Charter;

(b)

Upon the occurrence of a Charterers’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter has commenced, Owners shall be entitled to terminate this Charter by giving notice in writing to Charterers. This Clause 63(b) is without prejudice to any other rights Owners may have hereunder or at common law.

64.	Quiet Enjoyment

Owners acknowledge that Charterers shall be entitled to the quiet enjoyment and use of the Vessel under this Charter throughout the charter period without interruption. Except as expressly permitted by this Charter, the Owners shall not (either prior to or after delivery of the Vessel hereunder) effect or permit to exist any mortgage, lien, claim or encumbrance or security interest of whatsoever nature on the Vessel without the prior consent of the Charterers. The Charterers hereby consent to the Owners executing a mortgage of the Vessel, as security for the financing of the Vessel, in favour of (i) an international bank or other financial institution, or (ii) a controlled affiliate of an international bank or other financial institution, provided that, in either case, the identity of such party has been approved by the Charterers (such approval not to be unreasonably withheld). It is a condition of the Owners’ consent to any such mortgage that the Owners shall procure that the relevant mortgagee executes a letter of quiet enjoyment in favour of the Charterers in the form included in the Confirmation Memorandum as Annex B.

65.	Construction

During the period prior to delivery of the Vessel, the Charterers shall have the rights set out in Appendix E, which shall be fully binding and enforceable on the Parties. Without prejudice to any other rights Charterers may have in accordance with Appendix E, the Owners confirm and warrant that prior to the Vessel’s delivery under Clause 7(b), the Vessel has successfully completed sea and gas trials. For the avoidance of doubt, this Clause 65 does not apply to vessels which were constructed prior to this Charter.

66.	*****

(a)	*****

(b)	*****

(c)	*****

(d)	*****

67.	Rights of Third Parties

No provision of this Charter shall, under the Contracts (Rights of Third Parties) Act 1999, confer any benefit on, nor be enforceable by, any person who is not a party to this Charter.

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68.	Consequential Losses

Without prejudice to any other provision of this Charter, neither Charterers nor Owners (or their Vessel) nor any of the affiliated companies or shareholders of either of them shall be liable (by reason of negligence, breach of contract or otherwise) for loss of business opportunity, earnings, income or profit whether directly or indirectly and whether by the parties hereto or others arising out of, or in any way connected to, the performance or non-performance of this Charter (“Consequential Loss”). For the avoidance of doubt, Consequential Loss within the meaning of this Clause shall not include any hire payable (or which would but for breach have been payable) under this Charter.

69.	Health, Safety, Security, Environment Reporting Requirements

(a)	If requested by the Charterers and mutually agreed by both parties, Owners may participate in an emergency response exercise;

(b)

In the event of a fatality in connection with the charter of the Vessel, Owners are to notify Charterers immediately. For any incident, Owners shall notify Charterers as per the Charterers’ Instructions. Charterers may be invited to participate in any subsequent incident investigation;

(c)

Owners shall ensure a Behavioural Based Safety (BBS) system or equivalent and/or a near miss reporting system is implemented. Owners shall share the observations and lessons learned with the Charterers as they occur, but no less than on a monthly basis;

(d)

Owners shall submit to Charterers a monthly written report, within five (5) days of the end of each month that the Vessel is on hire, detailing all accidents/incidents and environmental reporting requirements, in accordance with the “HSSE Monthly Report” appended hereto as identified by the Owners’ reporting requirement detailed in the Charterers’ Instructions;

(e)

Owners shall maintain HSSE records sufficient to demonstrate compliance with the requirements of the SMS and provide Charterers the right to confirm compliance with HSSE requirements by audit of Owners, including but not limited to the right to audit and review Owners’ facilities, services and/or performance of its activities as mutually agreed by the Owners;

(f)

Owners shall document and report immediately to Charterers any incidents of environmental damage, any unforeseen activity or event which could have led to environmental damage, a spillage of oil on deck or to the water, release or venting of hydrocarbons, breaches or potential breaches of environmental regulations or complaint from local groups, organisations including enforcement agencies or individuals.

Appendix A:	List of Primary Terminals.

Appendix B:	Safety and Environmental Monthly Reporting Template, as attached, shall be incorporated herein.

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Appendix C:	Detailed Performance Criteria, as attached, shall be incorporated herein.

Appendix D:	Crew Experience Matrix

Appendix E:	Ship Construction Requirements

Appendix F:	BG Business Principles

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SIGNATURE PAGE 1 of 2

Agreed and signed by Owners	Agreed and signed by Owners

Name: J. Jensen	Name: J. Jensen

Title: Chairman & Director	Title: Chairman & Director

Company: GAS-one Ltd	Company: GAS-two Ltd

Date: 9 May 2011	Date: 9 May 2011

Agreed and signed by Owners	Agreed and signed by Owners

Name: J. Jensen	Name: J. Jensen

Title: Chairman & Director	Title: Chairman & Director

Company: GAS-three Ltd	Company: GAS-four Ltd

Date: 9 May 2011	Date: 9 May 2011

Agreed and signed by Owners	Agreed and signed by Owners

Name: J. Jensen	Name: J. Jensen

Title: Chairman & Director	Title: Chairman & Director

Company: GAS-five Ltd	Company: GAS-six Ltd

Date: 9 May 2011	Date: 9 May 2011

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SIGNATURE PAGE 2 of 2

Agreed and signed by Charterers

Name: Martin Houston

Title: Attorney-in-Fact

Company: Methane Services Limited

Date: 9 May 2011

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APPENDIX A – List Of Primary Terminals

Project	Location	Country
North West Shelf LNG	Withnell Bay, Dampier	Australia
Darwin	Darwin	Australia
Gorgon LNG	Barrow Island	Australia	(*)
Pluto LNG	Onslow	Australia	(*)
Queensland Curtis LNG	Curtis Island	Australia	(*)
Zeebrugge	Zeebrugge	Belgium
Damietta LNG	Damietta	Egypt
Egyptian LNG	Idku	Egypt
EG LNG	Punta Europa	Equatorial Guinea
Bontang LNG	Badak (1, 2, & 3)	Indonesia
Tangguh LNG	Tangguh	Indonesia
MLNG (Saut, Dua, Tiga)	Bintulu (1, 2)	Malaysia
Nigerian LNG	Bonny Island	Nigeria
Snohvit LNG	Hammerfest	Norway
Oman LNG	Qalhat	Oman
Peru LNG	Pampa Melchorita	Peru
Qatargas LNG	Ras Laffan	Qatar
RasGas LNG	Ras Laffan	Qatar
Sakhalin LNG	Prigorodnoye	Russia
Singapore	Singapore	Singapore	(*)
Atlantic LNG	Point Fortin (1, 2)	Trindad
Adgas LNG	Das Island	UAE
Freeport LNG	Freeport	USA, Texas
Bala de Guanabara	Guanabara Bay	Brazil
Pecem	Port of Pecem	Brazil
Canaport	Canaport	Canada
Mejillones	Antofagasta	Chile
Quintero LNG	Quintero	Chile
Caofeidian (Tangshan)	Caofeidan	China	(*)
Dalian LNG	Dalian	China	(*)
Dapeng LNG (Guangdong)	Guangdong	China
Fujian	Fujian	China
Hainan LNG	Yangpu	China	(*)
Qinhuangdao LNG	Qinhuangdao	China	(*)
Rudong (Jiangsu)	Jiangsu	China	(*)
Shandong LNG	Qingdao, Shandong	China	(*)
Shanghai LNG	Shanghai	China	(*)

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Wuhaogou LNG	Yangshan	China
Yuedong	Guangdong	China	(*)
Zhejiang	Zhejiang Ningbo	China	(*)
Zhuhai LNG	Zhuhai	China	(*)
Andres	Andres Caucedo	Dominican Republic
Montoir-de-Bretagne	Montoir	France
Revithoussa	Revithoussa	Greece
Dahej	Dahej	India
Hazira	Hazira	India
Chita (1, 2, & Midorihama)	Chita (1, 2, & Midorihama)	Japan
Higashi-Ohgishima	Ohgishima	Japan
Himeji	Himeji	Japan
Hitachi LNG	Hitachi	Japan	(*)
Joetsu LNG	Joetsu	Japan	(*)
Kawagoe	Kawagoe	Japan
Negishi	Negishi	Japan
Niigata	Niigata	Japan
Ohgishima	Ohgishima	Japan
Oita	Oita	Japan
Sakai LNG	Sakai	Japan
Senboku II	Senboku	Japan
Sodegaura	Sodegaura	Japan
Sodeshi	Shimizu, Sodeshi	Japan
Tobata	Tobata	Japan
Yokkaichi LNG Centre	Yokkaichi	Japan
Yokkaichi Works	Yokkaichi	Japan
Futtsu	Futtsu	Japan
Mina Al-Ahmadi GasPort	Mina Al-Ahmadi	Kuwait
Altamira	Altamira	Mexico
Costa Azul	Costa Azul	Mexico
GATE	Rotterdam	Netherlands	(*)
Sines	Sines	Portugal

Pyeongtaek	Pyongtaek	South Korea
Tongyeong	Tong Yeong	South Korea
Gwangyang	Gwangyang	South Korea
Incheon	Incheon	South Korea
Barcelona	Barcelona	Spain
Bilbao	Bilbao	Spain
Cartagena	Cartagena	Spain

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Huelva	Huelva	Spain
Reganosa	Reganosa, Mugardos	Spain
Sagunto	Sagunto	Spain
Taichung LNG	Taichung	Taiwan
Yung-An LNG	Yung-An	Taiwan
Map Ta Phut, Rayong	Map Ta Phut	Thailand	(*)
Aliaga LNG	Izmir	Turkey
Marmara Ereglisi	Marmara Ereglisi	Turkey
Dragon LNG	Dragon, Milford Haven	UK
Isle of Grain	Isle of Grain	UK
Elba Island	Elba Island	USA
Lake Charles	Lake Charles, LA	USA

At the date of the Charter, the terminals marked with an asterisk have not been completed, consequently Owners are not able to guarantee the compatibility. Charterers will reimburse Owners for the reasonable cost Owners are charged by the Vessel’s technical manager for ascertaining compatibility with these terminals. In the event, following the date of this Charter, it transpires that the Vessel is not compatible with any of the above non-completed Primary Terminals, then such terminal(s) shall cease to be a Primary Terminal and shall be excluded from the above list.

Certain ports act as both load and discharge terminals — Vessel shall be compatible for both activities.

Depending on the specific gravity of the cargo loaded and the consumables on board, loading restrictions on trading to and from certain terminals in the above list may apply.

Owners and Charterers shall work together to prioritize the order in which Owners shall complete necessary work for compatibility approval. Both parties recognise that in certain cases terminals will not confirm compatibility until such time as they have the vessel scheduled for delivery.

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APPENDIX B – Monthly HSSE Report

The items below (1 through 6) are included in the electronic monthly report which will be sent out to the Vessel as described in the Charterers’ Instructions and voyage instructions, to be filled out on board, and sent back to Charterers.

1.	Persons on board:
1.1 No. of officers
1.2 No. of ratings
1.3 No, of stewards
1.4 No, of cadet & supernumeraries

2.	Incidents details for the reporting month:
2.1 No. and details of LTI’s
2.2 No. and details of Restricted Work Day Cases
2.3 No. and details of Medical treatment eases
2.4 No. and details of First Aid Cases and Work Related in Illnesses
2.5 No. and details of Near Miss reports

3.	Quality Performance:
3.1 No. Port State Control Detentions
3.2 No of Port State Control Deficiencies
3.3 No. of non-conformities or observations from external inspections
3.4 No. of critical equipment work orders overdue
3.5 % PMS work orders overdue
3.6 No. of control loops on manual
3.7 No. of active safety system overrides

4.	Pollutions Management – General
4.1 Monthly cargo discharged
4.2 Monthly distance steamed
4.3 Oil spills
4.4 Refrigerant gas consumption / type / equipment

5.	Pollution Management - Fuel Consumption:
5.1 HFO Consumed/ Sulphur %/ Equipment
5.2 MDO consumed/ Sulphur %/ Equipment
5.3 MGO consumed/ Sulphur %/ Equipment

6.	Pollution Management - Waste Management:
6.1 Estimated amount discharged at Sea (CAT 1-6)
6.2 Non- hazardous - Disposed to shore
6.3 Non- hazardous - Amount incinerated
6.4 Hazardous - Disposed to shore
6.5 Hazardous - Amount incinerated

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APPENDIX C – Detailed Performance Criteria

CONTENTS

Article 1.	Speed Warranties

Article 2.	Timeliness

Article 3.	Guaranteed Daily Fuel Consumption

Article 4.	Definitions for Fuel Consumption Calculations

Article 5.	Basis of Calculation for Fuel Consumption

Article 6.	Actual Fuel Consumption on a Voyage

Article 7.	Guaranteed Maximum Boil-Off

Article 8.	Boil-Off Calculations

Article 9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

Article 10.	Provisions for Gauging

Article 11.	Underwater Cleaning / Waiting at Anchorage

Article 12.	Interpretation

Article 13.	Weather Limits for Performance Warranties

Article 14	Claim Validity Period

1.	Speed Warranties

(a)

Owners guarantee that the Vessel is capable of steaming and, subject to Article 1(b), shall steam at the Laden Service Speed or the Ballast Service Speed as set out in Clause 26(a) and (b) as applicable (the “Service Speed”).

(b)

Charterers may order the Vessel to steam at the Service Speed or at any lesser average speed but not less than the Minimum Speed as set out in Clause 26 (c) and not at a greater average speed, except with Owners’ consent, which shall not be unreasonably withheld. For the avoidance of doubt, it is agreed that Owners may decline orders to steam at any lesser average speed than the Minimum Speed or at any greater average speed than the Service Speed for operational reasons.

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2.	Timeliness

(a)

Prior to each voyage Charterers may, subject to Article 1(b), instruct the Vessel to proceed so as to arrive at the pilot boarding station at each port at a given date and time (the “Scheduled Arrival Time” or “SAT”). Provided however:

(i)

In the event that Charterers fail to provide a SAT to Owners the SAT shall be deemed to be the estimated arrival time of the Vessel assuming the Vessel steams at the Service Speed by the shortest safe route to the named port measured from pilot station to pilot station (a “Sea Passage”) (or the route specified by Charterers, if different) from the time Charterers instruct the Vessel to proceed.

	(ii)	The SAT shall in any event not be earlier than the estimated arrival time calculated in accordance with Article 2(a)(i).

	(iii)	Subject to Article 1(b), Charterers may amend the SAT from time to time during or prior to each voyage to accommodate changes in circumstances concerning the voyage (the “Amended SAT”).

	(iv)	The speed at which the Vessel needs to steam in order to meet the SAT or the Amended SAT or any permissible speed ordered by the Charterers shall be a “Guaranteed Speed”.

(b)

Charterers shall compare the actual time of arrival of the Vessel at the pilot station at each port with the SAT save that if the SAT was amended solely for reasons not attributable to any failure in performance by the Vessel, then such comparison shall be made with the Amended SAT.

(c)

If the Vessel arrives at the pilot station at the arrival port not later than ***** hours after the SAT or Amended SAT, where applicable, the Vessel shall be deemed to have arrived “On Time”. If the Vessel arrives at the pilot station more than ***** hours after the SAT, or Amended SAT where applicable, the Vessel shall be deemed to have arrived “Late”.

(d)	Subject to Article 2(e) and (f), Charterers shall be entitled to make a deduction from hire in respect of any period by which the Vessel arrives Late.

(e)

Notwithstanding the foregoing but subject to Article 2(f), Charterers shall not be entitled to make any deduction from hire if the Vessel arrives Late to the extent that such late arrival is caused by one or more of the following during the voyage and is not indirectly or directly due to Owners’ negligence:

	(i)	the incidence of bad weather, being any day in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than ***** hours noon to noon, or

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	(ii)	poor visibility, or

	(iii)	congested waters, or

	(iv)	alterations in speed or course to avoid areas of bad weather, or

	(v)	any period spent at a waiting area following arrival, or

	(vi)	the saving of life or (with Charterers’ consent) property, or

	(vii)	time lost waiting for or as a result of a canal transit, or

	(viii)	time taken for bunkering during a sea passage in accordance with Charterers’ instructions, or

	(ix)	time spent steaming at a reduced speed by mandatory order of regulatory bodies having jurisdiction over the Vessel, or

	(x)	time spent steaming at reduced speed as a result of fouling caused by extraordinary delays in port beyond Owners’ control or as a result of lay-up or usage as storage vessel (if mutually agreed), or

	(xi)	time lost for safe navigation and navigating restricted areas

	(xii)	time lost in order to observe recommendations as to traffic separation and routing as issued by the International Maritime Organisation, or any state or agencies whose waters the Vessel may pass.

(Article 2(e)(i)(ii)(iii)(iv)(v),(vi)(vii),(viii),(ix),(x),(xi) and (xii) being known as “Restricted Periods”), or

(xii)

any period when the Vessel is off-hire at sea on any individual voyage. The master shall record in his daily noon report the time lost in the previous 24 hours due to any of the matters referred to in this Article 2(e).

(f)

If the Vessel arrives Late the following calculation shall be made to assess the period in respect of which Charterers shall be entitled to deduct hire. The speed of the Vessel shall be calculated over the Sea Passage excluding all Restricted Periods (the “Achieved Speed”). If the Achieved Speed equals or exceeds the Guaranteed Speed Owners shall be deemed to have met the speed warranties. If the Achieved Speed is less than the Guaranteed Speed Charterers shall apply the Achieved Speed to the total Sea Passage and the time at which the Vessel would have arrived if steaming at the Achieved Speed shall be the Deemed Arrival Time. Charterers shall be entitled to deduct hire to the extent to which the Deemed Arrival Time exceeds the SAT by more than ***** hours.

(g)	The relationship between this Article 2 and Clause 22 shall be as follows:

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(i)	Periods of off-hire under Clause 22 shall be excluded for all purposes from calculations under this Article 2.

(ii)	Article 2 shall apply to deal with lateness to which Clause 22 does not apply pursuant to Clause 22 (b).

3.	Guaranteed Daily Fuel Consumption

(a)

Owners guarantee that subject to the other provisions of Appendix C, the maximum daily fuel consumption of the Vessel for all purposes shall not exceed the quantities tabulated in Clause 26(e) and, where applicable shall be prorated between the speeds shown.

(b)

The average speed in knots on any Voyage (as defined in Article 4) shall be calculated by reference to the observed distance steamed and the duration of the Voyage, but excluding from the calculation of average speed the duration of all off-hire periods and distance covered in such periods and excluding the distance covered during any deviation which is not an off-hire period because the Vessel arrives On Time.

4.	Definitions for Fuel Consumption

(a)	In this Appendix C:

	(i)	“EOP” means the time the Vessel records End of Passage on arrival after any voyage.

	(ii)	“FAOP” means the time the Vessel proceeds Full Away On Passage from her departure point on a voyage.

	(iii)	“fuel” refers collectively to its two components, fuel oil and Boil-Off; measured in tonnes

(b)	For the purpose of fuel consumption calculations a voyage shall, where applicable, be divided into separate segments (each a “Voyage”). A Voyage shall be deemed to have started either:

	(i)	at FAOP or

	(ii)	immediately after an off-hire period, or

	(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers’ orders as the case may be.

(c)	A Voyage shall be deemed to have ended either:

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(i)	at EOP, or

(ii)	immediately before an off-hire period, or

(iii)	at the time the Vessel alters speed to comply with an amended SAT or otherwise pursuant to Charterers’ orders as the case may be.

5.	Basis of Calculation for Fuel Consumption

(a)

For each Voyage the guaranteed fuel consumption shall be calculated by multiplying the maximum daily consumption as determined pursuant to Article 3 by the duration of the Voyage calculated on the assumption that the Vessel steamed at the Guaranteed Speed. In calculating both the guaranteed fuel consumption and the actual fuel consumption Restricted Periods pursuant to Article 2(e) shall be excluded. Subject as hereinafter provided, there shall be a saving of fuel for that Voyage equal to the amount by which the guaranteed fuel consumption exceeds the actual fuel consumption and an excess consumption for that Voyage equal to the amount by which the actual fuel consumption exceeds the guaranteed fuel consumption. Such saving or excess shall be adjusted to take into account the Restricted Periods by dividing such saving or excess by the number of miles over which the fuel consumption has been calculated and multiplying by the same number of miles plus the miles steamed during the Restricted Periods in order to establish the total saving or excess in fuel consumption for the Voyage.

(b)

If on any Voyage the Vessel has to steam faster than the Service Speed or slower than the Minimum Speed pursuant to Charterers’ orders, or in order to achieve the SAT (provided this is not attributable to any failure of performance by the Vessel), the Vessel shall be deemed to have complied with the fuel consumption guarantees for the duration of such Voyage.

(c)	Owners’ warranties relating to speed and fuel consumption shall not apply to the period between the end of one Voyage and the start of the next Voyage as described in Article 4.

(d)	As soon as practicable after receipt of the necessary voyage returns, Charterers shall furnish Owners with their calculations determining fuel consumption on each Voyage.

(e)

At the conclusion of the charter period or annually (whichever occurs first) (the “Performance Period”), the quantities of excess fuel used and the quantities of fuel saved on all voyages in the Performance Period shall each be added up. The total of fuel saved for the Performance Period shall then be subtracted from the total of excess fuel used for the Performance Period and if the balance is positive Charterers shall deduct from hire due under Clause 11 an amount calculated by multiplying the net excess quantity of fuel consumed for the Performance Period by the weighted average price paid by the Charterers for fuel oil for the Vessel over the Performance Period in question. If the balance is zero or negative, Owners shall be deemed to have complied with their Fuel consumption obligations for the Performance Period.

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6.	Actual Fuel Consumption on a Voyage

(a)	The actual fuel consumption on a Voyage shall, subject to Article 6(b), be the sum of,

(i) the fuel oil consumed during the Voyage (expressed in tonnes) and excluding any fuel oil used in any off-hire period on that voyage; and

(ii)

the fuel equivalent of the total volume of cargo lost as Boil-Off during the Voyage (expressed in tonnes of Fuel Oil Equivalent) excluding any Boil-Off in any off-hire period on that voyage and excluding any Boil-Off in excess of guaranteed maximum Boil-Off under the provisions of Article 8, except the excess that is a result of Charterers’ orders as per Article 7(b).

(b)

For the purpose of this Article 6 the Fuel Oil Equivalent of the LNG lost as Boil-Off which is available as fuel during the voyage shall be assumed to be the total volumetric loss of the cargo, measured in cubic meters, as determined from the difference between gaugings at the loading and discharging ports (in accordance with Article 9), pro rated for the difference between the on hire voyage and gauging times and multiplied by the Fuel Oil Equivalent factor set out in Clause 26(f).

7.	Guaranteed Maximum Boil-Off

(a)	Owners guarantee that Boil-Off shall not exceed:

(i) the maximum laden Boil-Off percentage stated in Clause 26(g); and

(ii) the maximum ballast Boil-Off percentage stated in Clause 26(h).

(b)

If Charterers give orders that require the temperature or vapour pressure of a cargo to fall during a laden sea passage and that order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

8.	Boll-Off Calculations

(a)

The Boil-Off excess or saving on any sea passage shall be calculated by comparing the guaranteed Boil-Off for the sea passage (i.e. the daily guaranteed maximum Boil-Off multiplied by the time between gaugings) with the actual Boil-Off.

(b)

The actual amount of Boil-Off on a sea passage shall be calculated by subtracting the volume of LNG contained in the Vessel’s tanks at gauging after the sea passage from the volume therein at gauging before the sea passage.

(c)	If the Vessel was off-hire during any sea passage the excess or saving shall be pro rated in the same proportion as the time on hire is to the total time between gaugings.

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(d)

At the conclusion of the charter period or annually (whichever occurs first) (the Performance Period”), the quantities of excess Boil-Off and the quantities of Boil-Off saved on all trips in the Performance Period shall each be added up. The total Boil-Off saved for any such period shall then be subtracted from the total excess Boil-Off in the same period and if the balance is positive Charterers may deduct from hire due under Clause 11 an amount calculated by multiplying the said balance by the LNG Price or, if more than one LNG Price is applicable during the Performance Period, the arithmetical average of such LNG Prices. If the balance is zero or negative, then Owners shall be deemed to have complied with this Clause for the Performance Period.

9.	Spray Cooling, Forced Vaporisation and use of Boil-Off

(a)

If on any sea passage, Charterers order the Vessel to force vaporise LNG to eliminate or minimise the use of bunkers and the order is complied with, the Boil-Off guarantee shall be deemed to have been complied with on that sea passage.

(b)

The master shall notify Charterers if he/she is of the opinion that the Vessel will not, on arrival at the loading port, be able to commence bulk loading within half an hour after cooling of the loading arms without spray cooling on the ballast sea passage.

(c)

Without prejudice to any of Owners’ or Charterers’ obligations under this Article 9; if Owners intend to order spray cooling at any time during the charter period, Owners agree, if requested by Charterers, to discuss the reasons and technical basis for spray cooling.

(d)

Subject to the provisions of this Charter, Owners shall have free use of Boil-Off. Owners shall exercise due diligence to minimise the use of the GCU during the normal operation of the vessel. At no time during the charter period, (except for safety reasons) shall the Vessel use the vent system as a primary means of controlling the cargo tank pressures. Any such safety related venting, or venting caused by any other reason, shall immediately be reported to Charterers (as required in Appendix B) with full explanation as to why venting was required and duration and quantity of venting.

(e)

Each of the Vessel’s four diesel generators is to be equipped with a dual system to burn either Boil-Off gas from the LNG carried (together with a diesel pilot oil) or, diesel oil alone or heavy fuel oil (together with a diesel pilot oil) as independent of the other engines as the Vessel’s design allows. The Vessel shall, at Charterers’ option, use the available Boil-Off gas, or fuel, or complement the boil-off gas being used as fuel by forced vaporised natural gas or by fuel oil, within such limits as may be imposed by Charterers and, in any event, by safety regulations and the safety of the Vessel.

10.	Provisions for Gauging

(a)	The time at which any volume of LNG is determined is referred to in this Charter as a gauging time.

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(b)

In relation to any laden sea passage the cargo volume on loading at the start of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the Vessel’s manifold vapour return valve in the loading port and on discharge at the end of the laden sea passage shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the discharge port.

(c)

In relation to any ballast sea passage the LNG heel volume after discharge (i.e. at the start of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly after the closing of the manifold vapour return valve in the discharge port and the LNG heel volume on loading (i.e. at the end of the ballast sea passage) shall be the volume of LNG contained in the Vessel’s cargo tanks measured promptly before the opening of the Vessel’s manifold vapour return valve in the loading port.

11.	Underwater Cleaning / Waiting at Anchorage

(a)

Charterers may request Owners at any time to arrange for the cleaning afloat of the Vessel’s underwater hull and propeller whereupon Owners shall arrange for the said cleaning to take place provided that:

	(i)	the Vessel is free of cargo but may be under vapour if permitted by the port authority and;

	(ii)	in Owners’ opinion such cleaning will not damage in any way the Vessel’s underwater hull coatings and the cleaning method is approved by the coating manufacturer, and;

(iii)

such cleaning afloat can be carried out safely at a place approved by Owners and where the water is sufficiently clear for an underwater survey to be made of cleanliness of the Vessel’s hull and propeller immediately thereafter. The Vessel shall be considered clean when the hull is substantially free from macroscopic and microscopic biofouling.

(iv)

Charterers may request Owners to perform underwater cleaning to be carried out when the vessel is fully loaded to enable access to entire underwater area. Owners and Charterers shall agree whether this procedure can be safely carried out.

(b)

The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11 (a) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are substantially free from macroscopic and microscopic biofouling, a successful cleaning shall be deemed to have occurred.

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(c)

If Charterers order the Vessel to wait at anchorage or in lay up for more than 20 days on any one occasion or more than 60 days comprising periods of not less than 5 days each in any period of 6 months, and, if as a result of such waiting or lay up Owners have good reason to believe that the performance of the Vessel or her fuel consumption is affected and speed and/or fuel warranties can no longer be met because of fouling then Owners shall so state by written notice to Charterers and if Charterers request, shall carry out an underwater inspection at Charterers’ expense to see if there is fouling of the hull and/or propeller.

To prevent hull fouling from marine growth during charter period, wherever practically possible, Charterers are required to steam the Vessel for a period of 24 hours, every 7 days after anchoring, at a speed between 14 and 15 knots.

(d)

If as a result of the aforesaid inspection, Owners consider that there is evidence of such fouling then if Charterers so request, Owners shall arrange and carry out cleaning afloat of the Vessel’s underwater hull and propeller provided that the provisions of Article 11(a)(i), (ii) and (iii) apply.

(e)

The cost of such underwater hull and propeller cleaning and underwater survey referred to in Article 11 (d) shall be for Charterers’ account and the Vessel shall remain on hire for their duration. If the underwater survey shows that both the Vessel’s underwater hull and propeller are substantially free from macroscopic and microscopic biofouling, a successful cleaning shall be deemed to have occurred.

(f)

If any inspection pursuant to Article 11 (c) reveals the presence of hull or propeller fouling, or if Charterers decline to request an inspection following receipt of a notice from Owners under Article 11 (c), then from the time Owners give written notice that performance is affected by fouling, Owners shall be deemed to have complied with the speed and fuel warranties until the completion of the next periodic dry-docking or successful cleaning, whichever occurs sooner.

12.	Interpretation

(a)	In this Appendix C, “Article” shall mean an Article of this Appendix, and “Clause” shall mean a Clause of the Charter.

(b)	In the event of any conflict between the Charter and Appendix C, Appendix C shall prevail.

13.	Weather Limits for Performance Warranties

Speed, boil-off and fuel consumption warranties defined in this Appendix are not valid under weather conditions in which the Vessel has to proceed in wind force in excess of Beaufort Force 5 for more than ***** hours noon to noon.

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For the purposes of calculating claims, the Wind Force reported in the Master’s noon report shall be used. Charterers may employ the services of a reputable weather reporting company at their own cost.

In the event of a consistent discrepancy between deck logs and weather reporting company’s reports, Owners and Charterers shall meet in good faith to agree which numbers shall be used.

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APPENDIX D – Crew Experience Matrix

BG Group — Experience Requirements for LNG Vessels on Time Charter

Navigation Officer Sea Experience

	Combined	Individual

Master	12 Years	4 Years
Chief Officer		2 Years
Second Officer		1 Year

LNG Specific Experience

	Combined	Individual

Master	4 Years	Min 30 day as observer + 4 years experience with another Dangerous Cargo Endorsement or 2 yrs LNG experience
Chief Officer		At least 1 year
Gas Engineer		At least 1 year

Engineering Officer Sea Experience – Any type of Tank Vessel

	Combined	Individual

Chief Engineer	14 Years	4 Years
2nd Engineer		2 Years
Gas Engineer		2 Year

Engineering Officer Steam LNG Vessel Experience

	Combined	Individual

Chief Engineer	4 Years	Min 30 day as observer + 4 years diesel experience or 2 years steam experience
2nd Engineer		Min 30 day observer + 2 years diesel experience or 1 year steam experience
3rd Engineer		1 year combined between 3rd Engineers (inclusive or cadet service)

Engineering Officer DFDE LNG Vessel Experience

	Combined	Individual

Chief Engineer	4 Years or Completion of DFDE Equipment Training Matrix	Min 2 years DFDE Experience OR Min 30 day as observer + 2 years steam LNG experience + completion of training matrix
2nd Engineer		Min 1 year DFDE Experience OR Min 30 day as observer + 2 years steam LNG experience + completion of training matrix
3rd Engineer		Min 6 months combined DFDE experience between 3rd Engineers (inclusive or cadet service) OR 1 year diesel experience + completion of training matrix

All time noted is Sea Time or time on board.

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Global Shipping – LNG Minimum Safe Manning/Training/Officer Experience Matrix

DECK OFFICERS

Rating	Master	Chief Officer	Second Officer	Third Officer	Third Officer
Work Hours	Dayworker	Dayworker	Watch Stander	Watch Stander	Watch Stander
STCW Certificate of Competency	Class 1	Class 2	Class 3	Class 3	Class 3
GMDSS	Y	Y	Y	Y	Y
Tank Certification	G	G	G	G	G			G = Gas, O = Oil
STCW V para 1 or 2 for current cargo	2	2	1	1	1			1 = Operational 2 = Management
Years with operator	2	2
Required Sea Service on LNG tanker	3	3
Training as per agreed BGI ceres LNG Training Matrix	Y	Y	Y	Y	Y

ENGINEERING OFFICERS

Rating	Chief Engineer	3rd Engineer	Cargo Engineer	3rd Engineer	3rd Engineer	Electronic	Electrical
Work Hours	Dayworker	DayWatch	Dayworker	DayWatch	DayWatch	Dayworker	Dayworker
STCW Certificate of Competency	Class 1	Class 2	Class 3	Class 3	Class 3	Electro-Technical	Electro-Technical
Tanker certification	G – O	G – O	G	G	G	G	G	G = Gas, O = Oil
STCW V para 1 or 2 for current cargo	2	2	2	1	1	1	1	1 = Operational 2 = Management
Years with operator	2	2	2
Required Sea Service on LNG tanker	3	3	3
Training as per agreed BGI ceres LNG Training Matrix	Y	Y	Y	Y	Y	Y	Y

Note: A training program shall be established and documented for junior officers to allow them to meet the qualification of the PIC of the Cargo Transfer Watch during periods of steady state operation to allow the Chief Officer and Cargo Engineer to take rest periods if required to meet work hour restrictions. This program shall include some mechanism for competency assessment either on a cargo simulator or under supervised conditions during an actual cargo transfer onboard the vessel.

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APPENDIX E – Ship Construction Requirements

During construction of the following vessels ***** respective Owners shall ensure compliance with the agreed contracted HSSE requirements for shipbuilding, as defined by the Owners in the shipbuilding contract and developed in the Owners site project HSSE plan.

Owners shall ensure that copies of all relevant correspondence, documentation and drawings between the yard and Classification Society, GTT and key vendors shall be available to Charterers so that Charterers can ensure that Charterer’s requirements are met. Charterers shall have the right, but not the obligation, to have access to all of the above vendors through Owners.

The Vessel shall be built in accordance with a mutually agreed technical specification for the 154,800m3 DFDE LNG Tanker. All modifications against the agreed technical specification, that affect the operational performance of the Vessel as defined and described in the Charter, shall be approved by Charterers.

Owners shall ensure compliance with applicable Charterers technical standards, Modifications or dispensations against these standards shall be approved by Chatterers.

Owners shall provide formalised monthly construction reporting requirements which shall include a summary of construction progress, staff movements, HSSE performance, non-conformities, design issues, change orders, test and trial failures and root cause investigations and conclusions related to such failures.

Charterers shall have the right, but not the obligation, to participate in or attend all inspections, Factory Acceptance Tests and any trials to the point of delivery of the vessel as defined in the charter party. This shall include the right for full attendance and witness of Sea Trials, Cold Trials, Gas Trials and SBTT. The Owners shall reserve accommodation space on-board for two persons from BG during sea and gas trials. All costs for Charterers’ representatives shall be borne by Charterers.

Owners shall provide space in the site office, together with internet access, for up to three Charterers personnel, who may attend the construction of the vessel. All costs for Charterers’ representatives shall be borne by Charterers.

Charterers site representative have the right to stop work, by notifying the Owners site team representatives who will advise the yard, if they view an unsafe activity that is not in compliance with the agreed HSSE standards. Work shall only resume when the required safety standards have been met.

Charterers have the right, but not the obligation, to attend all technical clarification meetings between Owners and SHI or between Owners and key vendors. Charterers shall be provided, on request, with copies of ‘Minutes of Meeting’ for all such meetings.

Owners agree to share all lessons learned and best practices with Charterers on the design, construction, operation and maintenance of these vessels throughout the charter period.

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For the avoidance of doubt, this Appendix E shall not apply to the following vessels — GasLog Singapore and GasLog Savannah.

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APPENDIX F – BG Group Business Principles

The BG Group Business Principles are set out below.

Conduct
•	We act with integrity, fairness and transparency.
•	We comply with legal, regulatory and license requirements.
•	We do not tolerate corruption in any form, whether direct or indirect.
•	Our investment criteria take account of economic returns, environmental impacts, social consequences and human rights.
•	High standards of corporate governance are integral to the way we manage our business.

People
•	We treat people with fairness, respect and decency.
•	We help employees to develop their potential.
•	We believe that all injuries are preventable.
•	We provide healthy, safe and secure work environments.

Society
•	We work to ensure that neighboring communities benefit from our presence on an enduring basis.
•	We listen to neighboring communities and take account of their interests.
•	We support human rights within our areas of influence.

Environment
•	We make a positive contribution to the protection of the environment.
•	We go beyond compliance with local environmental regulation to meet internationally accepted best practice.
•	We reduce to the minimum practicable any adverse effects of our operations on the environment.

For further information on BG Group’s Business Principles and how to implement BG Group’s Business Principles refer to ‘Principles into Practice at

http://www.bg-group.com/sustainability/Principles/Pages/BusinessPrinciples.aspx

Any breach or potential breach of BG Group’s Business Principles should be reported through BG Group’s Speak Up facility via the confidential website www.bg-speakup.com or confidential telephone line 1-866-482-5517.

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BUSINESS PRINCIPLES RISK ASSESSMENT AND REPORTING

For the purposes of this Clause “Material Risks” means any potential events or actions in connection with the performance of the Services/Work under the Charter that may compromise the Charterers’ ability to operate in accordance with BG Group’s Business Principles. Table 1 below provides examples to assist in assessing Material Risks and materiality thresholds.

Prior to commencement of the Charter; Owners, if requested, shall participate in a joint risk assessment meeting to analyse Material Risks and identify and allocate actions to mitigate such risks.

Owners shall maintain a ‘Risk Register’ (in addition to any required by the HSSE provisions in the Charter). This ‘Risk Register’ shall:

(c)	identify Material Risks, and any actions to mitigate those Material Risks, that are the Owners’ responsibility, resulting from the risk assessment meetings; and
(d)	monitor and document the implementation of Owners’ actions to mitigate Material Risks

The Parties shall also periodically conduct joint risk assessment meetings to assess any additional Material Risks and mitigating steps as the Charter progresses. Owners’ Risk Register shall be updated to reflect the outcome of such meetings.

Table 1 – Examples of Thresholds for Determining Material Risk

Impact Score	1	2	3	4

Descriptor	Insignificant	Less significant	Significant	Very Significant

Reputation	No adverse publicity likely	Adverse coverage for BG Group/asset at local level	Adverse coverage for BG Group/asset or subsidiaries at national and/or industry level	Adverse coverage for BG Group/asset or partners at international level

Legal			Failure to comply with legal, regulatory or license requirements

Health	Minor transient health issue	Medical treatment	Widespread debilitating illnesses or diseases (i.e. Malaria) / fatality caused by occupational illness	Loss of lives, fatalities caused by occupational illness

Safety	Minor / No Injury to workers or the public caused by work-related activity	Reportable injury to workers caused by work-related activity	Fatality / Major Injury to workers or the public caused by work-related activity	Multiple Fatalities to workers or the public caused by work-related activity

Security	Minor/No intimidation or threats to security	Burglary / Robbery / Assault	Fatality / Security incidents involving firearms / Threats to life	Multiple fatalities / Direct terrorist attack

Environmental Impact	Slight or negligible effect / Oil spill < 1 barrel	Minor effect / Single breach of prescribed limits / Public complaint / Oil spill < 1 tonne	Local effect / Significant damage / Repeated breach of statutory or prescribed limits / Oil spill 1-100 tonnes	persistent damage / Severe nuisance over large area / Constant or extended breach of statutory or prescribed limits / Oil spill >100 tonnes

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Likelihood Score	1	2	3	4

Descriptor	Unlikely	Possible	Probable	Almost certain

Percentage	<5%	5-49% (~30%)	50-90% (~70%)	>90%

Likelihood	Impact

	1	2	3	4

1					Materiality
2
3
4

INCIDENTS

In this Section “Incident” means an event or action in connection with the performance under this Charter by the Owners, their representatives or subcontractors that compromises or has the potential to compromise the Charterers’ ability to operate in accordance with BG Group’s Business Principles.

Owners’ obligations in this Section are subject only to any legal obligations restricting the disclosure of information or any information that is agreed between the Parties to be subject to legal professional privilege.

Within a reasonable time1 of Owners’ actual knowledge of an Incident occurring, Owners shall document and report it to the Charterers. Subject to any obligations on the Charterers to disclose information, the Charterers shall treat Incident reports as confidential.

Where the Charterers has reasonable grounds for believing that an Incident,

•	is at risk of occurring; or

•	has occurred; or

•

is reported to the Charterers by Owners, its representatives or subcontractor or by a third-party (e.g. through Owners’ ‘whistle blower’ or grievance facility, or the Speak-Up facility or risk assessment meetings);

the Charterers are entitled to enquire of relevant documents and personnel of the Owners in order to provide assurance that the Incident, or potential Incident, is being effectively managed. Owners shall cooperate with and respond to Charterers enquiries promptly.

[1] For illustration: within seven days, or if not in the public domain and Owners undertake an internal enquiry within six weeks.

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Enquiries shall be conducted in a spirit of collaboration between the parties, initially through a meeting and subsequently, if required, through self-assessment questionnaires, visits by the Charterers or its representatives to relevant sites and facilities, or through other appropriate means discussed by the Parties.

INFORMING SUB-CONTRACTORS

Prior to commencement of the Charter, Owners shall ensure that all representatives and subcontractors are made aware of BG Group’s Business Principles and the BG Group Speak-Up facility.

AUDITING COMPLIANCE WITH PROVISIONS

In addition to any entitlement to audit under this Charter, the Charterers reserve the right at all times to audit, by itself or by a third-party, Owners’ compliance with the provisions of the Business Principles Clause and this Exhibit.

GIFTS AND HOSPITALITY REGISTRATION

Regarding Gifts and Hospitality given by Owners to Charterers, Owners agree to comply with Annex 1 below.

Annex 1 - Gifts and Hospitality Registration/Approval Values

	Single gifts/hospitality events greater than this value must be registered		Single gifts/hospitality greater than this value must be pre- approved

	Column A		Column B

Position	Gifts	Hospitality	Gifts	Hospitality

Senior Vice President, Asset General Manager and Head Function	$85	$425	$425	$850
All other employees	$45	$170	$85	$425